As filed with the Commission on July ____, 1997     Registration No. ___________
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             DHB CAPITAL GROUP INC.
                 (Name of small business issuer in its charter)

         Delaware                          3842                  11-3129361
--------------------------------------------------------------------------------
(State or jurisdiction of       (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                              11 Old Westbury Road
                          Old Westbury, New York 11568
                                 (516) 997-1155

        (Address and telephone number of principal executive offices, and address of principal place of business or intended principal place of business)


David H. Brooks, Chief Executive Officer      With copies to
DHB Capital Group Inc.                        Peter Landau
11 Old Westbury Road                          Opton Handler Feiler & Landau, LLP
Old Westbury, New York 11568                  52 Vanderbilt Avenue
(516) 997-1155                                New York, New York 10017
(Name, address and telephone number           (212) 599-1744
 of agent for service)


Title of each class of                           Proposed maximum        Proposed maximum
 securities to be        Dollar amount to be     offering price per      aggregate offering           Amount of
   registered               registered               share                     price              registration fee
   ----------               ----------               -----                     -----              ----------------
Common Stock,              $8,454,500               At Market                At Market               $ 2,915.34
$0.001 par value

In Accordance with Commission Rule 457(c), the registration fee and all other dollar amounts have been calculated based upon the average of the high and low prices of the Common Stock on the OTC Bulletin Board on July 10, 1997, a date within 5 business days of the date of filing this Registration Statement.

The Registrant hereby amends this its registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this amendment shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement should become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                       CROSS-REFERENCE SHEET

-----------------------------------------------------------------------------------------------------------------------------
Item and Caption of Form SB-2                                                      Caption in Prospectus
-----------------------------                                                      ---------------------
1.          Front of Registration Statement and Outside Front Cover of             Front of Registration Statement;  Outside
            Prospectus                                                             Front Cover Page

2.          Inside Front and Outside Back Cover Pages of Prospectus                Inside Front and Outside Back Cover

3.          Summary Information and Risk Factors                                   Summary; Risk Factors

4.          Use of Proceeds                                                        Use of Proceeds

5.          Determination of Offering Price                                        Cover Page; Selling Shareholders; Plan of
                                                                                   Distribution

6.          Dilution                                                               Not Applicable

7.          Selling Security Holders                                               Plan of Distribution

8.          Plan of Distribution                                                   Cover Page; Plan of Distribution

9.          Legal Proceedings                                                      Business - Pending Litigation

10.         Directors, Executive Officers, Promoters and Control Persons           Management

11.         Security Ownership of Certain Beneficial Owners and Management         Management

12.         Description of Securities                                              Description of Securities

13.         Interest of Named Experts and Counsel                                  Experts; Legal Matters

14.         Disclosure of Commission Position on Indemnification for Securities    Management - Personal Liability and
            Act Liabilities                                                        indemnification of Directors

15.         Organization Within Last Five Years                                    Business

16.         Description of Business                                                Business

17.         Management's Discussion and Analysis or Plan of Operation              Management's Discussion and Analysis of
                                                                                   Financial Condition and Results of
                                                                                   Operations

18.         Description of Property                                                Business - Properties

19.         Certain Relationships and Related Transactions                         Certain Transactions; Selling Shareholders

20.         Market for Common Equity and Related Stockholder Matters               Certain Market Information and Dividends

21.         Executive Compensation                                                 Management

22.         Financial Statements                                                   Index to Financial Statements

23.         Changes in and Disagreements with Accountants on Accounting and        Not Applicable
            Financial Disclosure

                              Subject to Completion
                                Date July , 1997

Prospectus


                             DHB CAPITAL GROUP INC.

               1,850,000 Shares of Common Stock, $0.001 par value


This prospectus (the "Prospectus") relates to 1,850,000 shares (the "Shares") of the common stock, $0.001 par value, (the "Common Stock") of DHB Capital Group Inc., a Delaware corporation (the "Company"). The shares offered hereby are to be sold for the accounts of certain selling shareholders of the Company set forth herein (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Shares. The Company estimates that its expenses will be approximately $10,000 in connection with the offering (the "Offering") of the Shares. See "Selling Shareholders" and "Plan of Distribution".

All of the shares being offered hereby were issued in private  placements  under
Section 4(2) of the Securities Act of 1933, as amended (the "Act"). The Selling Shareholders may sell the Shares to or through underwriters, and also may sell the Shares directly to other purchasers or through agents from time to time in the over-the-counter market at prevailing prices in such market. See "Plan of Distribution".

The Common Stock is traded (i) in the over-the-counter market, and quotations are available through the OTC Bulletin Board under the symbol "DHBT," and (ii) on the Boston Stock Exchange under the symbol "DHB." On July 10, 1997, the closing bid quotation on the OTC Bulletin Board was $5.00. See "Certain Market Information and Dividends."


THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," WHICH BEGINS ON PAGE 7.


THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July ___,1997.

                        DECLARATION OF 50% STOCK DIVIDEND

On July 1, 1996, the Board of Directors of the Company declared a 50% Stock Dividend (the "Stock Dividend") payable on July 16, 1996, to shareholders of record as of July 15, 1996. As a result thereof , the number of outstanding shares of the Common Stock has been increased from 15,303,019 to 22,954,529. Except where specifically noted, all information in this Prospectus about shares outstanding, per-share financial information, share prices, option prices, warrant prices and the like have been restated to give effect to the Stock Dividend as if it occurred prior to the date or period for which such information is reported or disclosed herein. The Summary Financial Information on page 7 has been adjusted to give effect to the Stock Dividend. See ' Business
- Recent Developments - Stock Dividend. '

              SPECIAL NOTICE REGARDING REINCORPORATION IN DELAWARE

The Company was originally incorporated as a New York corporation in 1992. Effective April 17, 1995 (the "Reincorporation Date), pursuant to the authorization of the security holders of the Company, the Company was reincorporated (the "Reincorporation") in Delaware. Any reference in this Prospectus to the Company as of or for any period ending prior to the Reincorporation Date includes the New York corporation. Under the terms of the Reincorporation, the Delaware corporation is the successor in interest to all the rights, interests, assets and liabilities of the New York corporation. Holders of certificates which, prior to the Reincorporation Date, evidenced securities of the New York corporation, automatically become holders of a like number of securities of the Delaware corporation and are entitled (subject to compliance with customary procedures) to exchange their certificates for certificates evidencing the Delaware corporation.

                               OTHER PROSPECTUSES

The Company registered an aggregate of 4,050,000 shares of Common Stock for sale under Registration Statement No. 33-59764 which became effective May 14, 1993 and Registration Statement No. 333-26249 and which became effective May 7, 1997 which also served as a post-effective amendment to the prior Registration Statement. Both relate to shares reserved for issuance in connection with future business acquisitions. As of June 30 1997, 4,000,000 shares remained to be issued in connection with one or more future business acquisitions.

The Company has also filed a Registration Statement on Form S-8, pursuant to which selected persons may offer for sale shares of Common Stock which they acquire under the Company's 1995 Stock Option Plan. As of the date hereof, the Company has not awarded any such options. See "Risk Factors," and "Management - Executive Compensation."

                              AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Copies of the Registration Statement and exhibits thereto may be inspected and copied at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such periodic reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at the SEC's regional offices located at: Suite 788, 1376 Peachtree St. N.E., Atlanta, Georgia 30367; Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Also, copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available on the Commission's web site at http:\\www.secgov..

  The Company's Common Stock is listed on the Boston Stock Exchange and reports, proxy statements and other information concerning the Company can be inspected and copied at the library of the Exchange at One Boston Place, Boston, Massachusetts 02108.

                                TABLE OF CONTENTS


DECLARATION OF 50% STOCK DIVIDEND...............................................

SPECIAL  NOTICE REGARDING REINCORPORATION IN DELAWARE...........................

OTHER PROSPECTUSES..............................................................

AVAILABLE INFORMATION...........................................................

PROSPECTUS SUMMARY..............................................................

RISK FACTORS....................................................................

USE OF PROCEEDS.................................................................

CERTAIN MARKET INFORMATION AND DIVIDENDS........................................

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................

BUSINESS........................................................................

MANAGEMENT......................................................................

PRINCIPAL SHAREHOLDERS..........................................................

CERTAIN TRANSACTIONS............................................................

DESCRIPTION OF SECURITIES.......................................................

SELLING SHAREHOLDERS............................................................

PLAN OF DISTRIBUTION............................................................

LEGAL MATTERS...................................................................

EXPERTS.........................................................................

ADDITIONAL INFORMATION..........................................................

INDEX TO FINANCIAL STATEMENTS ..................................................

                               PROSPECTUS SUMMARY


         The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information, including the financial statements, appearing elsewhere in this Prospectus.

                                   The Company

         The Company was originally incorporated as a New York corporation in 1992. Effective April 17, 1995 (the "Reincorporation Date"), pursuant to the authorization of the security holders of the Company, the Company was reincorporated (the "Reincorporation") in Delaware. Any reference in this Prospectus to the Company as of or for any period ending prior to the Reincorporation Date includes the New York corporation. Under the terms of the Reincorporation, the Delaware corporation is the successor in interest to all the rights, interests, assets and liabilities of the New York corporation. Holders of certificates which, prior to the Reincorporation Date, evidenced securities of the New York corporation, automatically become holders of a like number of securities of the Delaware corporation and are entitled (subject to compliance with customary procedures) to exchange their certificates for certificates evidencing the Delaware corporation.

Declaration of  50% Stock Dividend

         On July 1, 1996, the Board of Directors of the Company declared a 50% Stock Dividend (the "Stock Dividend") payable on July 16, 1996, to shareholders of record as of July 15, 1996. As a result thereof , the number of outstanding shares of the Common Stock has been increased from 15,303,019 to 22,954,529. Except where specifically noted, all information in this Prospectus about shares outstanding, per-share financial information, share prices, option prices, warrant prices and the like have been restated to give effect to the Stock Dividend as if it occurred prior to the date or period for which such information is reported or disclosed herein. The Summary Financial Information on page 7 has been adjusted to give effect to the Stock Dividend. See ' Business
- Recent Developments - Stock Dividend. '

Ballistic-resistant Equipment

         In November 1992, the Company acquired Protective Apparel Corporation of America ("PACA"), which manufactures and distributes ballistic-resistant equipment and apparel and related products used by police and other law-enforcement and security personnel. In August 1995, the Company, through a wholly owned subsidiary now known as Point Blank Body Armor, Inc., a Delaware corporation (hereinafter, "Point Blank"), acquired from a trustee in bankruptcy certain assets (the "Point Blank Assets"), free of all liabilities, of Point Blank Body Armor, L.P., and an affiliated company (collectively, "Old Point Blank"), for a cash payment of $2,000,000 at an auction held pursuant to Chapter 7 of the United States Bankruptcy Code (the "Bankruptcy Code"). Prior to the filing of the petition in bankruptcy, Old Point Blank had been the leading manufacturer of bullet resistant garments and related accessories. In February 1997, the Company acquired Zunblindage S.A., a privately held Belgian Corporation in exchange for a total of 666,000 shares of the Company's registered Common Stock. Zunblindage is engaged in the manufacture and distribution of bullet resistant equipment, apparel and related products and specializes in sales distribution and marketing in the European theater and the Middle East regions. PACA, Point Blank, and Zunblindage are now wholly owned by DHB Armor Group, Inc., a Delaware corporation (the "Armor Group"), which is a wholly owned subsidiary of the Company.

         PACA was founded in 1975 and has been engaged in the development, manufacture and distribution of bullet- and projectile-resistant garments, including bullet-resistant vests, fragmentation vests, bomb-protection blankets and tactical load-bearing vests. Old Point Blank was founded in 1975 and was, prior to its bankruptcy, the leading United States manufacturer of bullet- and projectile-resistant garments. In addition to these products, both companies distribute other ballistic-protection devices including helmets and shields, and the Armor Group will continue to do so. Zunblindage is a forty year old company with ties throughout Europe and has been engaged in the development, manufacture and distribution of bullet resistant equipment, apparel and related products. In 1993, PACA began manufacturing and distributing a line of reversible utility jackets which is marketed under the trade name "DHB USA", and a line of nylon tactical equipment (holsters, gun cases and specialty utility bags) which is marketed under the trade name "DHB Systems". The Armor Group's products are sold through a nationwide independent sales representative and distributor network primarily to domestic law enforcement agencies, the U.S. military, various federal government agencies, federal and state correctional facilities, highway patrols and sheriffs' departments. In 1990, in connection with certain transactions, PACA entered into a domestic and international non-competition agreement with American Body Armor & Equipment, restricting the Company's right to sell products outside the United States and to certain domestic distributors prior to 2000. In August 1995, the Armor Group purchased the agreement from American Body Armor & Equipment, Inc., for a cash payment of $250,000, thereby terminating this agreement and the restriction on the Armor Group against international sales.

Protective Athletic Equipment

         On December 20, 1994, the Company started up a business of manufacturing and distributing protective athletic equipment and apparel by purchasing (the "NDL Transaction"), through a wholly-owned subsidiary now known as NDL Products, Inc., a Florida corporation (hereinafter, "NDL"), the assets (the "NDL Assets") of N.D.L. Products, Inc., a Delaware corporation, and of its wholly owned subsidiaries, for a cash payment of $3,080,000, net of cash acquired, at an auction held pursuant to Chapter 7 the U.S. Bankruptcy Code. Prior to the transaction and a conversion, the Seller was a debtor-in-possession, under Chapter 11 of the Bankruptcy Code. The transaction was consummated pursuant to an order of the U.S. Bankruptcy Court, Southern District of Florida dated 12-20-94. NDL distributes protective athletic apparel and equipment, such as elbow, breast, hip, groin, knee, shin and ankle supports, and wrist, elbow, groin and knee braces.

Orthopedic Products

         The Company has entered the orthopedic products business by acquiring the outstanding capital stock of Orthopedic Products, Inc., a Florida corporation ("OPI"). The Company issued 270,000 shares (after giving effect to he Stock Dividend) of its registered Common Stock in March 1996, in two transactions, in exchange for all the outstanding capital stock of OPI. In August, 1996 Jeff Schepp and Leon Wagner, the former shareholders from whom the Company acquired the stock of OPI, resigned as officers of OPI. The Company initiated legal actions against the former shareholders for misrepresentation. This matter was settled in mediation on April 23, 1997 which resulted in the return of 38,625 shares of the Company's common stock. In each of the years ended September 30, 1995 and 1994, OPI had sales in excess of $3,000,000 and losses of approximately $200,000 in 1995 and $41,000 in 1994. See "Business" and "Management". OPI is engaged in the manufacture and sale of medical and or orthopedic products.

Other Business

         The Company also actively seeks to acquire and finance, as appropriate, additional operating companies or interests therein. The Company has made the following minority interests in the common stock or securities convertible into common stock, of the following companies:

         Zydacron, Inc., which designs and manufactures video teleconferencing codecs that are fully compliant with ITU H.320 standards. Zydacron codecs provide full-featured multimedia capabilities that integrate into micro-computers running Windows 3.1 operating system software. Zydacron's family of codec products offers a low-cost full-function "codec engine" that meets existing video teleconferencing environments.

         Darwin Molecular Corporation ("DMC"), which hopes to use DNA sequencing to create novel drugs for the treatment of cancer, AIDS and auto-immune disease. On December 18, 1996 Chiroscience Group plc, a publicly traded company located in England, acquired Darwin Molecular. The Company received approximately 394,000 shares of Chiroscience in exchange for its Darwin shares. These shares were restricted until June 1997.

         Positron Corporation, a publicly held Texas corporation, designs, manufactures, markets and services advanced medical imaging devices which utilize positron emission tomography ("PET") technology. Unlike other available imaging technologies, PET technology permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images.

         FED Corporation, a development-stage company, intends to manufacture liquid crystal display devices using proprietary field emission display technologies, which can be used in smart notebook computers and other smart devices.


The Company intends to continue to evaluate and consider the acquisition of additional businesses, which may or may not be related to its current businesses. Except as set forth above, the Company is not currently involved in any substantive negotiations for purchasing any business or group of assets.

         The Company maintains its executive offices at 11 Old Westbury Road, Old Westbury, New York 11568, telephone number (516) 997-1155. PACA is located in Norris, Tennessee. NDL, Point Blank, and OPI are located in Oakland Park, Florida. Zunblindage is locate Liege, Belgium.

         See "Risk Factors", "Management" and "Certain Transactions" for a discussion of certain factors that should be considered in evaluating the Company and its business.

                                  The Offering

         This Prospectus covers an aggregate of 1,850,000 shares (the "Shares") of common stock, $0.001 par value. (the "Common Stock") The Shares offered hereby are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of these Shares. All of the Shares being offered hereby were issued in private placements. See "Selling Shareholders". There are, as of July 10, 1997, 25,875,958 shares of Common Stock outstanding, and warrants to purchase an additional 5,412,500 shares.

The Shares offered hereby constitute approximately 7% of all shares of the Company's outstanding Common Stock (without giving effect to the exercise of outstanding warrants). The resale of the shares by the Selling Shareholders, if and when made, may be made through customary brokerage channels either through broker-dealers acting as agents or brokers or through broker-dealers acting as principals who may then resell the Shares in the over-the-counter market or otherwise, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to any particular broker-dealer may be in excess of customary commissions); sales may be at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, or by a combination of such methods. The period of distribution of the Shares may occur over an extended period of time. The Company has no interest in, and will receive no proceeds from any sales of the Shares. The Company will not pay or assume brokerage commissions or discounts incurred in the sale of any of the Shares. See "Plan of distribution."

                               SEC Consent Decree

         David H. Brooks, Chairman and principal shareholder of the Company, and his brother, Mr. Jeffrey Brooks, and Jeffrey Brooks Securities, Inc. ("JBSI"), a company wholly owned by Mr. Jeffrey Brooks, entered into a consent decree with the SEC in December 1992. Without admitting or denying any allegations, they were assessed a fine and agreed to be enjoined from future violations of Section 15(b) and 15(f) of the Exchange Act. Mr. David Brooks is barred from having any direct or indirect interest in, or acting as a director, officer or employee of, any broker, dealer, municipal securities dealer, investment advisor, or investment company. Mr. David Brooks may apply to become so associated after a five-year period. Mr. David Brooks is not barred from being an officer or director of any public company other than a registered broker-dealer or investment company. Mr. Jeffrey Brooks was prohibited (for a period of one year which ended December 1993) from acting in a supervisory capacity with respect to any employee or any broker, dealer, municipal securities dealer, investment company or investment adviser, and JBSI (his company) was required to institute and maintain procedures pursuant to Section 15(f) of the Exchange Act. See "Risk Factors," "Management," "Principal Shareholders," and "Certain Transactions."

                          Summary Financial Information

         The following summary financial information concerning the Company has been derived from the financial statements included elsewhere in this Prospectus and should be read in conjunction with such financial statements and the notes thereto. See "Financial Statements". All per share information has been adjusted for the Stock Dividend.

Statement of Income         For the Quarter
Data:                       Ended March 31,
                            (unaudited)                       For Year Ended December 31,
                            -----------------------------     ------------------------------------------------
                               1997              1996             1996               1995              1994
                               ----              ----             ----               ----              ----
Revenue                     $7,144,676        $7,044,626      $23,378,698         14,494,094        $9,102,373

Net Income (loss)              364,050           580,661       (4,865,872)          $244,475          $(75,273)

Primary income per
common share                     0.015             0.027      $    ( 0.20)             $0.01           $(0.005)

Weighted average            25,078,097        21,185,556       24,879,521         21,167,754        16,701,220
number of primary
common shares
outstanding


 Balance Sheet            Unaudited          Unaudited         December 31,       December 31,
     Data              March 31, 1997      March 31, 1996          1996               1995
     ----              --------------      --------------          ----               ----
Working Capital .        $10,288,698          9,585,015        $ 8,900,398        $ 6,526,004

Total Assets ....         23,221,775         20,710,753         19,160,419         19,465,208

Total Liabilities          8,082,547          7,250,844          4,736,242          7,663,240

Stockholders'
    Equity ......        $15,139,228        $13,459,909        $12,980,086        $11,801,968

                                  RISK FACTORS


         The securities offered are speculative and involve a high degree of risk. They should be purchased only by persons who can afford the loss of their entire investment. Prospective investors, prior to making an investment decision, should carefully read this Prospectus and consider, along with other matters referred to herein, the following Risk Factors:

RELATING TO THE SECURITIES:

         Depressive Effect on Market of Untimely Sales by Selling Shareholders; Shares Eligible for Future Sale. The Company has engaged in private placements of unregistered securities, including the Shares covered by this Prospectus, at prices approximating prevailing market prices for registered shares at the times the private placements were effected. In February 1997, the Company issued 666,000 registered shares to acquire Zunblindage. In March 1996, the Company issued 270,000 registered shares (after giving effect to the 50% stock dividend) to acquire OPI. The Company initiated a lawsuit alleging misrepresentation which was settled in mediation and resulted in the return and retirement of 38,625 shares of the Company's Common Stock. In October 1995, the Company adopted a plan (the "1995 Stock Option Plan" or the "Plan") pursuant to which the Board of Directors of the Company is authorized to award up to 3,500,000 options to purchase Common Stock (the "Plan Options") to officers, employees and independent contractors of the Company. The Company has also filed a registration statement covering the shares (the "Plan Shares") acquirable under the Plan Options. At the present time, no Plan Options have been awarded.

         Exercise of Outstanding Warrants May Have Dilutive Effect on Market. There are presently outstanding warrants or options (collectively, the "Miscellaneous Warrants") to purchase approximately 5,412,500 shares of the Company's Common Stock, after giving effect to the 50% Stock Dividend, with exercise prices ranging from $1.33 to $2.66 per share, for various terms of up to 5 years, which are held by certain of the Company's officers or directors or their affiliates. The Miscellaneous Warrants provide, during their respective terms, an opportunity for the holder to profit from a rise in the market price of the Common Stock, with resulting dilution in the ownership interest in the Company held by the then present shareholders. Holders of the Miscellaneous Warrants would most likely exercise them and purchase the underlying Common Stock at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such Miscellaneous Warrants, in which event the terms on which the Company may be able to obtain additional capital would be adversely affected. At the present time, neither the Miscellaneous Warrants nor the shares underlying the Miscellaneous Warrants are registered under the Act, but the Company reserves the right to do so at any time.

         Rights of Common Shareholders May be Affected by Issuance of Preferred Shares. The Company's Delaware charter authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock, $0.001 par value of the Company, in such amounts and with such rights to dividends, voting, conversion, redemption and other terms as the Board may determine. No preferred shares are presently issued or outstanding. If the Board were to authorize and issue preferred shares, the holders of preferred shares may be entitled to dividends in preference to the holders of the common stock, may be entitled to preferences in liquidation, and may be entitled to voting rights, which may affect the composition of the Board of Directors. See "Dividends" and "Description of Securities".

         Increase in Authorized Shares of Common Stock. On December 30, 1996 at a Special Meeting of the Stockholders, an amendment to the Company's Certificate of Incorporation was approved, increasing the number of authorized shares of Common Stock from 25,000,000 shares to 100,000,000 shares. This amendment became effective on December 31, 1996.

         Dividends. The Company has paid no cash dividends on its Common Stock and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company's ability to pay dividends is dependent upon, among other things, future earnings, the operating results and financial condition of the Company, its capital requirements, general business conditions and other pertinent factors, and is subject to the discretion of the Board of Directors. The Board is authorized to issue, at any time hereafter, up to 5,000,000 shares of preferred stock on such terms and conditions as it may determine, which may include preferences as to dividends. Accordingly, there is no assurance that any dividends will ever be paid on the Company's Common Stock. See "Certain Market Information and Dividends" and Description of Securities".

RELATING TO THE BUSINESS OF THE ARMOR GROUP:

         Concentration of Business Activities; Dependence on Major Customer. The market for products of the Armor Group is, in large part, composed of domestic and international, military, and civil authorities. Accordingly, the Armor Group's operations are subject to the risk of fluctuations in the demand for such products by such authorities. Point Blank had a significant international customer, Egypt, which accounted for 12% of Point Blank's sales for the year ended December 31, 1996.

         Reliance Upon Governmental Spending. The Armor Group's products are sold nationally and internationally, primarily to law enforcement agencies and military services. Sales to domestic law enforcement agencies, including government, security and intelligence agencies, police departments, federal and state correctional facilities, highway patrol and sheriffs' departments, comprise the largest portion of the Armor Group's business. Accordingly, any substantial reduction in governmental spending or change in emphasis in defense and law enforcement programs could have a material adverse effect on the Armor Group's business. See "Business - DHB Armor Group Customers."

         Products Liability. The products manufactured by the Armor Group are used in applications where the failure of such products could result in serious personal injuries and death. The Armor Group maintains product liability insurance for both PACA and Point Blank in the amount of $11,000,000 per occurrence and $12,000,000 in the aggregate, excluding legal fees which are borne by the insurance carriers, less a $12,500 deductible. There is no assurance that these amounts would be sufficient to cover the payment of any potential claim. In addition, there is no assurance that this or any other insurance coverage will continue to be available or, if available, that PACA and/or Point Blank will be able to obtain it at a reasonable cost. Any substantial uninsured loss would have to be paid out of the assets of the Armor Group, as applicable, and may have a material adverse effect on the Company's financial condition and operations on a consolidated basis. In addition, the inability to obtain product liability coverage would prohibit PACA or Point Blank, as applicable, from bidding for orders from certain municipal customers since, at present, many municipal bids require such coverage, and any such inability would have a material adverse effect on the Company's financial condition and results of operations, on a consolidated basis.

         Limited Sources of Raw Material. The primary raw material used by the Armor Group in 60% of its manufacturing ballistic-resistant garments is Kevlar(TM), a patented product of E. I. Du Pont de Nemours Co., Inc. ("Du Pont"). Du Pont and its European licensee are currently the only producers of Kevlar. The Armor Group purchases Kevlar in the form of woven cloth from three independent weaving companies. In the event Du Pont or its licensee in Europe cease, for any reason, to produce and sell Kevlar, the Company would be required to utilize other fabrics as a substitute. The Armor Group also uses Spectrashield(TM) and SpectraFibre(TM), patented products of Allied Signal, Inc., as a ballistic-resistant fabric and has tested a new woven ballistic-resistant fabric, to reduce dependence on Kevlar. SpectrashieldTM and SpectraFibreTM have been used in combination with Kevlar in approximately 20% of all vests sold by the Armor Group. Neither SpectrashieldTM nor SpectraFibreTM, due to their respective physical characteristics, is expected to become a complete substitute for Kevlar in the near future. In the opinion of management, the Armor Group enjoys a good relationship with its suppliers of Kevlar, SpectrashieldTM and SpectraFibreTM. Until the Armor Group secured an adequate supply of an alternative fabric and appropriate ballistic tests were performed, its operations would be severely curtailed and the Armor Group's financial condition and operations would be adversely affected. See "Business - Raw Materials, Sources and Availability".

         Competition. The ballistic-resistant garment industry is highly competitive. Some competitors may have substantially greater financial resources, brand recognition, market share, marketing power and other competitive advantages over the competitors in the business, including the Company. The Company believes that the principal elements of competition in the sale of ballistic-resistant garments are price and quality. The Company must therefore maintain profitable prices and control costs and quality. As manufacturing technology changes, there can be no assurance that the Company will continue to be able to manufacture its products at competitive prices.

         Bankruptcies of Prior Owners of Certain Assets. The Company acquired the assets of NDL from a debtor-in-possession under the Bankruptcy Code, and certain assets of Old Point Blank from a trustee in bankruptcy. The prior owners became unable to utilize the assets in a profitable business, and there can be no assurance that the Company will be able to utilize the assets on a profitable basis.

         New Venture in Zunblindage S.A. In late February 1997, the Company expanded its bullet resistant business into the European market by acquiring Zunblindage S.A a company located in Liege, Belgium. Zunblindage had sales for the years ended December 31, 1996 and 1995 of over $1,000,000 with a breakeven net income for the year ended December 31, 1996 and a $30,000 net income for the year ended December 31, 1995. There can be no assurance that Zunblindage will remain profitable or that its profits will increase.

RELATING TO  THE BUSINESS OF NDL:

         Limited Operating History. NDL is a new business with two year's operating history. NDL has very limited business experience and is subject to all the risks in the establishment of any new business venture. Therefore, in addition to other risk factors, the likelihood of NDL's success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in the development of a new business. The Company entered the protective athletic equipment and apparel business by purchasing the inventory, trademarks, trade names, equipment, and certain other assets of a failed enterprise from a trustee in bankruptcy. Senior management of NDL, have all been hired since January 1, 1995. See "Management"; see, also, "Bankruptcies of Prior Owners of Certain Assets," above.

         Significant Competition. The protective athletic equipment and apparel business is highly competitive. NDL believes that the principal elements of competition are price and quality. The major manufacturers of protective athletic equipment include well-known brands like Everlast, Roller Blade and Ace Bandage, and lesser known manufacturers such as Tru-fit Manufacturing, of Boston, Massachusetts, Stromgren Co., of Kansas City, Missouri, and Mueller Co., of Wisconsin. Some competitors have substantially greater financial resources, brand recognition, market share, marketing power and other competitive advantages over the smaller competitors in the business, including the Company. There can be no assurance that the Company will be able to compete successfully in this business.

RELATING TO THE BUSINESS OF OPI:

         Limited Operating History. In late March 1996, the Company entered the orthopedic products business by acquiring OPI, which had sales in its last two fiscal years of over $3,000,000, and losses or approximately $200,000 and $41,000, respectively, in the years ended September 30, 1995 and 1994. In August 1996, Mr. Schepp and Mr. Wagner, the former shareholders from whom the Company acquired the stock of OPI, resigned as officers of OPI. There can be no assurance that OPI will become profitable or that its losses will not grow.

RELATING TO OTHER BUSINESS ACTIVITIES:

         Possible Acquisition of Unidentified Businesses. The Company intends to continue to diversify its business operations through the possible acquisition of one or more operating companies. The Company has not presently identified any specific business or industry in which it intends to expand through the purchase or development of a business. Up to 4,000,000 Acquisition Shares are reserved for issuance in one or more future business acquisitions and may be resold by the recipients thereof. Purchasers of the Shares offered hereby will have no opportunity to evaluate or to have a voice in the determination of the business or businesses that the Company may purchase. In addition, the Company is presently a passive investor in several other public or private companies and has little or no control over the business and affairs of such entities. See "Business" and "Management".

         Need for Additional Financing. The Company has, throughout its existence, obtained funds for acquisitions and operations from term bank loans for periods of up to a year, which have been secured, in part, by the controlling shareholder's hypothecation of marketable securities. In the past, the Company has always been able to roll over such loans with new loans at prevailing interest rates. At the present time, it has a loan of $1,900,000 from The Bank of New York ("BNY,") coming due in May 1998. There is no assurance that the Company will be able to roll over such term loans as they become due. See, also, "Financial Accommodations by Related Persons."

         Financial Accommodations by Related Persons. David H. Brooks, the Company's Chairman and principal shareholder, previously loaned the Company the funds necessary to complete the acquisition of PACA. The Company repaid Mr. Brooks' loan from the proceeds of private placements completed in 1993. Mr.
Brooks and his wife, Mrs. Terry Brooks, made loans totaling $1,140,000 in connection with the start-up of NDL, and they have pledged certain of their personal assets to guaranty term loans made by the Banks. The outstanding balance on this loan is presently $550,000. In connection with the purchase of the Point Blank Assets, Mr. David H. Brooks made a loan in the amount of $2,000,000, of which $750,000 is still outstanding. The Company is currently indebted to Mr. and Mrs. Brooks in the principal sum of $1,300,000 expiring November 1998 bearing interest at 12% per year. All term loans from banks which the Company has obtained since inception have been secured, in part, by the hypothecation of marketable securities owned by Mr. and Mrs. Brooks. There can be no assurance that the Company will not require similar accommodations in the future or that Mr. and Mrs. David Brooks will be able or willing to do so on terms acceptable to the Company. An entity controlled by Mrs. Terry Brooks and beneficially owned by the Brooks' minor children leased (as lessor) the facility occupied by NDL, OPI and Point Blank in Oakland Park, Florida. While the Company believes that no future transactions will be entered into between the Company and its officers, directors or 5% shareholders unless such transactions are on terms no less favorable to the Company than could be obtained from unaffiliated third parties, any current or future transactions between the Company and such affiliates may involve possible conflicts of interest. See "Management's
Discussion and Analysis of Results of Financial Condition and Results of Operations," "Business - Properties" and "Certain Transactions".

RELATING TO MANAGEMENT:

         Control by Management. David H. Brooks currently beneficially owns approximately 55% of the outstanding Common Stock. His brother owns 2,353,500 shares (8%), and each disclaims beneficial ownership of shares owned by the other. Shareholders do not have cumulative voting rights, and each shareholder is entitled to cast one vote per share on all matters submitted to a vote of shareholders, including the election of directors, and so shareholders holding a majority of the outstanding shares will be able to elect all of the directors. Accordingly, Mr. David Brooks is able to elect all of the directors of the Company and generally direct the management of the Company, and other shareholders will be unable to elect any members of the Board of Directors. See "Principal Shareholders" and "Description of Securities - Common Stock".

         SEC Consent Decree Affecting the Chairman. Mr. David Brooks entered into a consent decree in December 1992 with the SEC, together with Jeffrey Brooks, his brother and owner of Jeffrey Brooks Securities, Inc. ("JBSI"). The SEC had filed a civil complaint in the United States District Court for the Southern District of New York (Docket No. 922846) alleging that an employee of
JBSI was involved in an unlawful insider-trading scheme allegedly conducted through JBSI and the filing of false information by JBSI, which was then a registered broker-dealer. The SEC alleged that JBSI did not establish, maintain or enforce policies and procedures that are required under Section 15(f) of the Exchange Act, designed to detect and prevent insider trading by an employee of JBSI, and that JBSI did not make required disclosures under Section 15(b) of the Exchange Act. The SEC further alleged that David Brooks exercised "de facto control" of certain aspects of JBSI's operations and that David Brooks and Jeffrey Brooks aided and abetted the reporting violations of JBSI. Pursuant to the settlement of these charges, without admitting or denying such allegations, David Brooks, Jeffrey Brooks and JBSI were assessed an aggregate civil fine of $405,000 and were enjoined from future violations of Section 15(b) and 15(f) of the Exchange Act; David Brooks was barred from having any direct or indirect interest in, or acting as a director, officer or employee of, any broker, dealer, municipal securities dealer, investment advisor, or investment company, provided that David Brooks is able to apply to become so associated after a five-year period; Jeffrey Brooks was prohibited from acting in a supervisory capacity with respect to any employee or any broker, dealer, municipal securities dealer, investment company or investment advisor for a period of one year, which ended in December 1993; and JBSI was required to institute and maintain procedures pursuant to Section 15(f) of the Exchange Act. Mr. David Brooks is not under any prohibition from serving as an officer or director of any public company other than a registered broker-dealer or an investment company. See "Management," "Principal Shareholders," and "Certain Transactions."

         Reliance Upon Key Personnel. The Company is substantially dependent upon the personal efforts and abilities of Mr. David H. Brooks, Chairman of the Board and Chief Executive Officer, and to a lesser extent, Ms. Mary Kreidell, Secretary and Treasurer, and, at present, Leonard Rosen the President of PACA and Sandra Hatfield the President of Point Blank. Should any of the members of the Company's senior management be unable or unwilling to continue in their present roles, or should such person determine to enter into competition with the Company, the Company's business could be adversely affected. Because of the relatively small size of the Company, the loss of a senior executive may have a materially adverse effect upon the Company until a suitable replacement can be found. See "Business" and "Management".

                                 USE OF PROCEEDS

         Since all of the 1,850,000 Shares offered hereby shares are being offered by Selling Shareholders, the Company will not receive any cash proceeds pursuant to this Offering.

                    Certain Market Information and Dividends

         The Common Stock of the Company has been traded on the over-the-counter market ("OTC Bulletin Board") since September 22, 1993. Prior thereto, there was no public market for the Company's securities. The bid prices set forth below represent quotations by brokers making a market in the Company's Common Stock, have been adjusted to reflect the 50% Stock Dividend and do not include retail mark-ups, mark-downs or commissions, and may not necessarily reflect actual transactions. Commencing on June 8, 1994, the Company was listed on the Boston Stock Exchange and traded under the symbol "DHB."

                                                       Low                High
                                                       ---                ----
1994:    1st Quarter                                   1.67               3.50

         2nd Quarter                                   1.50               3.00

         3rd Quarter                                   1.50               2.33

         4th Quarter                                   1.33               3.25

1995:    1st Quarter                                   1.92               2.50

         2nd Quarter                                   1.92               3.75

         3rd Quarter                                   2.92               4.00

         4th Quarter                                   2.17               3.17

1996:    1st Quarter                                   2.00               2.75

         2nd Quarter                                   2.67               6.67

         3rd Quarter                                   5.00              10.00

         4th Quarter                                   3.00               5.88

1997:    1st Quarter                                   1.75               2.75

         2nd Quarter                                   1.75               4.25

         3rd Quarter through July 10                   4.00               5.50

                  On July 1, 1996, the Board of Directors declared a 50% Stock Dividend payable on July 16, 1996, to holders of record as of July 15, 1996. See 'Business - Recent Developments - 50% Stock Dividend.' With respect to the Company's current policy on cash dividends, if the Company generates earnings, the Company will retain such earnings for further development of its business. The payment of cash dividends in the future will depend upon the earnings and financial requirements of the Company and all other relevant factors, including approval of such dividends by the Board of Directors.

         The number of holders of record of the Company's Common Stock on July 10, 1997, was 148; however, the number of holders of record includes several brokers and depositories for the accounts of their customers. The Company estimates that shares of Common Stock are held by approximately 1,000 beneficial owners.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following analysis of the Company's financial condition and results of operations should be read in conjunction with the financial statements, including the notes thereto, contained elsewhere in this Prospectus.

General

         The Company is a holding company which is principally engaged through its wholly-owned subsidiaries in the development, manufacture and distribution of bullet- and projectile-resistant garments, and the manufacture and distribution of protective athletic equipment and apparel. In August 1995, the Company acquired certain assets, free of all liabilities (the "Point Blank Assets") of Point Blank Body Armor, L.P., and an affiliated company
(collectively, "Old Point Blank") at an auction held pursuant to Chapter 7 of the United States Bankruptcy Code. In late December 1994, the Company started up its protective athletic equipment business by acquiring the trade inventory, work in process, raw materials, trade names and trademarks (the "NDL Assets") of N.D.L. Products, Inc., a Delaware corporation, at an auction held pursuant to Chapter 7 of the Bankruptcy Code. In March 1996, the Company acquired Orthopedic Products, Inc. ("OPI"), which is a manufacturer of orthopedic products and a distributor of general medical supplies. The Company also owns a minority interest in several other companies, some privately held and some publicly held, in the pharmaceutical business, health care, telecommunications, and electronics. The management of the Company is engaged in the review of potential acquisitions and in providing management assistance to the Company's operating subsidiaries.

         The Company commenced operations in November 1992 by acquiring the outstanding common stock of PACA, a manufacturer and distributor of bullet-proof garments and accessories. From the acquisition of PACA through December 20, 1994, i.e., the date of the start-up of NDL, PACA was the Company's only source of revenue from operations. Thereafter, and to date, NDL, Point Blank, and OPI are also a source of revenue from operations.

         The Armor Group's products are sold nationally and internationally, primarily to law enforcement agencies and military services. Sales to domestic law enforcement agencies, including government, security and intelligence agencies, police departments, federal and state correctional facilities, highway patrol and Sheriffs' departments, comprise the largest portion of the Armor Group's business. Accordingly, any substantial reduction in governmental spending or change in emphasis in defense and law enforcement programs could have a material adverse effect on the Armor Group's business.

         The discussion that follows must be read in conjunction with the financial statements, including the notes thereto.

Results of Operations

         Three Months Ended March 31, 1997, Compared to the Three Months Ended March 31, 1996. Consolidated net sales for the three months ended March 31, 1997 increased by approximately $100,000 to $7,144,676 compared to the three months ended March 31, 1996. This increase was primarily due to the inclusion of Zunblindage S.A. in 1997. The Company's gross profit percentage increased to 33% for the three months ended March 31, 1997 as compared to 28% for the three months ended March 31, 1996. This increase was the result of the improved production controls on material usage and pricing which were instituted at the end of 1996. Operating income increased from $243,064 for the three months ended March 31, 1996 to $456,726 for the three months ended March 31, 1997 as a result of the higher profit margins. Net income for the three months ended March 31, 1997 was $364,050 as compared to $580,661 for the three months ended March 31, 1996. This decrease was primarily due to a lower total gain on marketable securities at March 31, 1997 as compared to March 31, 1996.

The Company received "other income" of approximately $21,000 as a part of a settlement of a lawsuit the Company initiated against the former shareholders of OPI. $17,000 of this income was the result of the former shareholders breach of their covenant not to compete with the Company within a certain area. The balance related to breach of their employment contracts and misrepresentation of the net worth.

         Year Ended December 31, 1996, compared to year ended December 31, 1995. Consolidated net sales of the Company for the year ended December 31, 1996 increased by $8,884,604, or 61% to approximately $23,378,698. The increase was primarily due to the inclusion of Point Blank for a full year. Gross profit in 1996 decreased $1,054,520. The Company's gross profit percentage decreased from 27% in 1995 to 19% in 1996. This decrease was the result of lower selling prices to induce new customers and a weakness in production management and production controls which allowed for above normal usage of raw materials. The Company has a consolidated net loss of approximately $4,866,000 for 1996 as compared to a consolidated net income of approximately $244,000 for 1995.

         During the last quarter of 1996, the Company instituted major changes at their Florida facility which houses Point Blank, NDL and OPI. New management was put in place in October 1996 including a new production manager. Pricing was reviewed and controls put in place to yield better profit margins and better material usages. The new management instituted a policy regarding the capitalization of salesmen samples after finding that the returned samples were normally reissued to other salesmen and seldomly sold for their recorded value. Therefore, the decision was made to write these salesmen samples off in 1996 resulting in a $292,000 charge to income. Additionally, the Company changed it policies regarding the percentage of inventory to reserve for future slow moving inventory, which resulted in a charge of approximately $700,000 against income in 1996.

         The Company's selling, general and administrative expenses ("S,G&A expenses") for 1996 increased to $8,668,963 from $5,140,399 in 1995. As a percentage of net sales the S,G & A expenses were 37% in 1996 compared to 35% in 1995. In 1996 the Company wrote off a loan-receivable of approximately $52,000 which was made to an individual relating to the acquisition of Media. All attempts to collect the debt were unsuccessful, and therefore, the loan was written off. In connection with the major changes instituted above, the Company incurred some non-recurring consulting and management fees during the year ended 1996 for approximately $250,000. Included in rent expense for 1996 was a one time buy-out of OPI's lease for its former location of $80,000. Management believed that by moving OPI into the facility with the other Florida Companies would enable them to reduce costs in the future due to the synergy of businesses. Additionally, the Company increased its percentage of accounts receivable to record an allowance for, which resulted in a $233,320 increase in S,G,&A expenses.

         In 1996 the Company aggressively sought to regain its market share by increasing its marketing efforts. This amounted to 8% of the S,G&A expenses for 1996 as compared 4 % of the S,G&A expenses for 1995. The Company also incurred additional research and development to launch a new product line which increased S,G&A expenses over 1995 levels by over $150,000.

         The Company incurred additional legal and professional fees for the year ended 1996 regarding the purchase of OPI, a proposed merger which was terminated, the Company commencing a lawsuit against the former shareholders of OPI. Legal fees increased over $50,000 in 1996 compared to 1995.

         Interest expense, net of interest income, for 1996 increased to $327,347 from $303,615 due to a decline of interest income on the Company's cash balances.

         At the end of Fiscal 1996, Management of the Company analyzed its current operations to examine the most effective/profitable ways to direct its future efforts. This resulted in the decision to put on hold, for an indefinite period, the pursuit of ID's patents and technology and the film library of DHB Media. These write-downs resulted in a loss on the "Net write-down of Investment in Subsidiaries" for the year ended December 31, 1996 of approximately $530,000. Also included in other income (expense) is a $1,000,000 write-off of two of the Company's long term investments. The Company's entire $500,000 investment in Solid Manufacturing was written off as a result of them filing for bankruptcy. The Company recorded a valuation allowance for the full value of the $500,000 investment in Pinnacle Diagnostic as result of Pinnacles' insolvency. The Company had a net realized gain of $381,337 and an unrealized gain of $69,168 for the year ended December 31, 1996 as compared to a $675,743 realized gain and a $347,481 unrealized gain for the year ended December 31, 1995.

         Year Ended December 31, 1995, compared to year ended December 31, 1994. Consolidated net sales of the Company for the year ended December 31, 1995, increased by $5,391,721, or 59% to approximately $14,494,000. The increase was primarily due to the inclusion of Point Blank and NDL. The start-up of NDL on December 20, 1994, contributed less than $100,000 to sales in 1994 as compared to $4,276,603 in 1995. The Company had consolidated net income of approximately $244,000 for 1995, as compared to a consolidated net loss of $75,243 for 1994. The improved results are attributable to the ability to utilize volume discounts and eliminating duplication of expenses, as well as income derived from the sale and appreciation of the Company's marketable securities.

         Gross profit in 1995 increased to $5,405,477 an increase of 119% over 1994. The Company's gross profit ratio increased from 27% in 1994 to 37% in 1995, primarily because of the products sold by Point Blank yielded greater margins.

         The Company's selling, general and administrative expenses for 1995 increased to $5,140,399 from $2,250,550 in 1994. These expenses as a percentage of net sales were 35% in 1995, compared to 25% in 1994. The increase was attributable to costs associated with the move of Point Blank and NDL into the present location and other nonrecurring expenses.

         Interest expense, net of interest income, for 1995 increased to $303,615 from $65,072 for 1994, principally due to a decline in interest income because of the use of the Company's funds in its operating business, and increases in the borrowings of the Company.

         The Company had a net realized gain of $675,743 and an unrealized gain on its investments in marketable securities of $347,481 for the year ended December 31, 1995, as compared to a net realized loss of $360,817 and an unrealized loss of $293,854 for the year ended December 31, 1994.

Liquidity and Capital Resources.

         The Company's primary capital requirements over the next twelve months are to assist PACA, Point Blank, NDL, Zunblindage in financing their working capital requirements, and to make possible acquisitions. PACA, Point Blank, Zunblindage and NDL sell most of their products on 60 - 90 day terms, and OPI sells most of its products on 30-60 day terms, and working capital is needed to finance the receivables, manufacturing process and inventory. Working capital at December 31, 1996 was $8,900,398 compared to $8,416,004 at December 31, 1995 and its ratio of current assets to current liabilities was 2.88:1 and 2.46:1, respectively, on such dates. Working Capital at March 31, 1997 was $10,288,698 as compared to $9,610,405 at March 31, 1996.

Cash, cash equivalents, and marketable securities totaled $340,970 at March 31, 1997 compared to $734,462 at March 31, 1996 and $1,249,655 at December 31, 1996.
The decrease in cash, cash equivalents and marketable securities was primarily used to fund operations. The Company throughout its existence, obtained funds for acquisitions and operations from term bank loans for periods of up to a year, which ave been secured, in part, by the controlling shareholders's hypothecation of marketable securities. In the past, the Company has always been able to roll over such loans with new loans at prevailing interest relates. At the present time, it has a loan of $1,900,000 from the Bank of New York coming due in May 1998, bearing interest at 6.4375% per year. There is no assurance that the Company will be able to roll over such loans as they become due. The Company expects to renew this loan, at prevailing interest rates, when it becomes due.

The Company's principal commitments at March 31, 1997 consisted of obligations under their operating leases for its facilities.

The Company's capital expenditures for the quarter ended March 31, 1997 was $118,458 compared to capital expenditures of $485,999 for the quarter ended March 31, 1996. The Company's capital expenditures for the year ended December 31, 1996 was $1,123,739 as compared to $4,222,257 for the year ended December 31, 1995. The company purchased OPI in March 1996 and Zunblindage in February 1997 by issuing stock in lieu of a cash payment.

The Company invested approximately $3,316,750 as of March 31, 1997 at historical cost. in the securities of certain privately held companies and restricted securities of certain public companies, which are included in "Investments in Non-marketable Securities" on the Company's Balance Sheet. As of December 31, 1996, the Company has recorded a valuation allowance of $1,000,000 against two specific investments to bring the net realizable value to $2,316,750 at December 31, 1996 and March 31, 1997.

The Company's current ratio is 2.5% at March 31, 1997 and was 2.87% at March 31, 1996. The Company's quick ratio was 1.19% at March 31, 1997 as compared to 1.47% at March 31, 1996. Total Stockholders' Equity at March 31, 1997 was $15,139,228 as compared to $13,399,129 at March 31, 1996. The Company believes it has sufficient resources to meet its working capital requirements for the next twelve months.

         Cash, cash equivalents and marketable securities totaled $2,591,682 at December 31, 1996 compared to $2,304,964 at December 31, 1995. The increase in cash, cash equivalents and marketable securities was primarily through the proceeds from private offerings of the Company's securities. This increase was partially offset by cash used to pay off a line of credit of $1,150,000 and to repay a shareholder loan of $590,000. Although the Company had a net loss of $4,869,122 for the year ended December 31, 1996, there was a net increase of cash of $774,547 as compared to a net income for the year ended December 31, 1995 of $244,475 with a net increase in cash of $67,683. The Company's quick ratio increased to 1.34% in 1996 as compared to 1.09% in 1995. The Company believes it has sufficient resources to meet its working capital requirements for the next twelve months.

                                    BUSINESS

History

         DHB Capital Group, Inc. and Subsidiaries, (the "Company") was originally incorporated as a New York corporation on October 22, 1992 by Mr. David H. Brooks. (Mr. Brooks may be deemed a "founder" as defined under the Act.) Effective April 17, 1995 (the "Reincorporation Date"), pursuant to the authorization of the security holders of the Company, the Company was reincorporated (the "Reincorporation") in Delaware. Under the terms of the Reincorporation, the Delaware corporation is the successor in interest to all the rights, interests, assets and liabilities of the New York corporation. Holders of certificates which, prior to the Reincorporation Date, evidenced securities of the New York corporation, automatically become holders of a like number of securities of the Delaware corporation and are entitled (subject to compliance with customary procedures) to exchange their certificates for certificates evidencing the Delaware corporation.

Ballistic - resistant Equipment

         The Company entered the body-armor business by acquiring Protective Apparel Corporation of America ("PACA") at the end of 1992. PACA is engaged in the development, manufacture and distribution of bullet-, bomb- and projectile-resistant garments, including bullet-resistant vests, fragmentation-protective vests, bullet-resistant blankets and tactical load-bearing vests. In addition, PACA distributes other ballistic protection devices, including helmets, face masks and trauma shields, manufactured by other companies. In August 1995, the Company, through a wholly owned subsidiary now known as Point Blank Body Armor, Inc., a Delaware corporation ("Point Blank"), acquired from a trustee in bankruptcy certain assets (the "Point Blank Assets") of Point Blank Body Armor, L.P., and an affiliated company (collectively, "Old Point Blank"), for a cash payment of $2,000,000, which was provided by a loan from Mr. David Brooks. Prior to the filing of the petition in bankruptcy, Old Point Blank had been a leading U.S. manufacturer of bullet-resistant garments and related accessories. On February 28, 1997 the Company exchanged a total of 666,000 shares of its registered common stock to acquire 100% of the common stock of a privately held Belgian corporation, Zunblindage S.A.. Zunblindage is engaged in the manufacture and distribution of bullet resistant equipment, apparel and related products and specializes in sales distribution and marketing in the European theater and the Middle East regions. PACA, Point Blank and Zunblindage are now wholly owned by DHB Armor Group, Inc., a Delaware corporation (the "Armor Group"), which is a wholly owned subsidiary of the Company.

Protective Athletic Equipment

         On December 20, 1994, the Company, through a newly organized, wholly owned subsidiary, DHB Acquisition, Inc., a Florida corporation, purchased (the "Transaction") the assets (the "NDL Assets"), free of all liabilities, of N.D.L. Products, Inc., a Delaware corporation and of its wholly owned subsidiaries (collectively, the "Seller"), for a cash payment of $3,080,000, net of cash acquired, at an auction held pursuant to Chapter 7 of the Bankruptcy Code. Prior to the Transaction, the Seller was a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code. The transaction was consummated pursuant to an order of the United States Bankruptcy Court, Southern District of Florida, dated December 20, 1994.

         The Seller was engaged in the manufacture and distribution of protective athletic apparel and equipment, such as elbow, breast, hip, groin, knee, shin and ankle supports, and wrist, elbow, groin and knee braces. The Company changed the name of DHB Acquisition, Inc., to "NDL Products, Inc." (hereinafter, "NDL"), in order to use the NDL Assets to start up a business as a manufacturer and distributor of specialized protective athletic apparel and equipment.

Orthopedic Products, Inc.

         The Company has entered the orthopedic products business by acquiring the outstanding capital stock of Orthopedic Products Inc., ("OPI"), a Florida corporation. The Company issued 270,000 shares (after giving effect to the Stock Dividend) of its registered Common Stock in March 1996, in two transactions, in exchange for all the outstanding capital stock of OPI. In April 1997, 38,625 of the shares issued were returned to the Company and retired as a result of the adjustment of the purchase price of OPI. OPI is engaged in the manufacture and sale of medical and orthopedic products. OPI's products are sold directly to the medical industry, including hospitals, sports medicine centers and medical practices.

Other Business

         Intelligent Data Corporation. In April 1994, the Company acquired a 98% interest in the common stock of Intelligent Data Corporation, ("ID"), a Nevada corporation. ID is a development-stage company engaged in applying sophisticated telecommunications systems, known as "virtual writing" for remote document signature and authentication, remote issuance of bank or brokerage cashier's checks and the facilitation of COD payment transactions. The net assets were written down in 1996 see below "Write-down of Net Assets of Subsidiaries"

         DHB Media Group Inc. In April 1994, the Company acquired a 100% interest of the capital stock of DHB Media Group Inc. ("Media"), a New York corporation, whose principal asset is a film library. The net assets were written down in 1996 see below "Write-down of Net Assets of Subsidiaries."


         Write-down of Net assets of Subsidiaries. At the end of Fiscal 1996, Management of the Company analyzed its current operations to examine the most effective/profitable ways to direct its future efforts. This resulted in the decision to put on hold, for an indefinite period, the pursuit of ID's patents and technology and the film library of DHB Media. These write-downs resulted in a loss on the "Write-down of Net Assets in Subsidiaries" for the year ended December 31, 1996 of approximately $530,000.

Recent Developments

         Increase in Authorized Shares of Common Stock. On December 30, 1996 at a Special Meeting of the Stockholders, an amendment to the Company's Certificate of Incorporation was approved, increasing the number of authorized shares of Common Stock from 25,000,000 shares to 100,000,000 shares. This amendment became effective on December 31, 1996.

         50% Stock Dividend Declared July 1, 1996. On July 1, 1996, the Board of Directors of the Company declared a 50% Stock Dividend (the "Stock Dividend") payable on July 16, 1996, to shareholders of record as of July 15, 1996. As a result thereof, the number of outstanding shares of the Common Stock has been increased from 15,303,019 to 22,954,529. Except where specifically noted, all information in this Prospectus about shares outstanding, per-share financial information, share prices, option prices, warrant prices and the like have been restated to give effect to the Stock Dividend as if it occurred prior to the date or period for which such information is reported or disclosed herein. The Summary Financial Information on page 7 has been adjusted to give effect to the Stock Dividend. The Company will pay cash in lieu of fractional shares issuable on account of the Stock Dividend; the aggregate amount of such payments is not expected to be material.

         Buyback of Common Stock. On October 22, 1996 the Board of Directors of the Company announced a directive authorizing the Company to purchase up to one million shares of its common stock on the open market, from time to time, at its discretion. The Company has not purchased any of its common stock on the open market to date.

Equity Investments.

         The Company also actively seeks to acquire and finance, as appropriate, additional operating companies or interests therein. Since January 1, 1994, the Company made acquired minority interests in the common stock or securities convertible into common stock, of the following companies:

         Zydacron, Inc., which designs and manufactures video teleconferencing codecs that are fully compliant with ITU H.320 standards. Zydacron codecs provide full-featured multimedia capabilities that integrate into micro-computers running Windows 3.1 operating system software. Zydacron's family of codec products offers a low-cost full-function "codec engine" that meets existing video teleconferencing environments. The Company owns 4.6% of the equity.

         Darwin Molecular Corporation ("DMC"), which hopes to use DNA sequencing to create novel drugs for the treatment of cancer, AIDS and auto-immune disease. The Company owns 3.9% of the equity. On December 18th 1996 Chiroscience Group plc, a publicly traded company located in England, acquired Darwin Molecular. The Company received 394,000 shares of Chiroscience in exchange for its Darwin shares.
         These shares were restricted until June 1997.

         Positron Corporation, a publicly held Texas corporation, designs, manufactures, markets and services advanced medical imaging devices which utilize positron emission tomography ("PET") technology. Unlike other available imaging technologies, PET technologies, permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. The Company owns less than 2% of the equity securities of Positron.

         FED Corporation, a development-stage company, intends to manufacture liquid crystal display devices using proprietary field emission display technologies, which can be used in small notebook computers and other similar devices. The Company owns 2.9% of the equity.

         The Company intends to continue to evaluate and consider the acquisition of additional businesses, which may or may not be related to its current businesses. The Company has no specific plans, arrangements, understandings or commitments with respect to any such acquisition at the present time, and it is uncertain as to when or if any acquisition will be made. The Company is not currently involved in any substantive negotiations for purchasing any business or group of assets.

                                    BUSINESS

DHB Armor Group

         Products. The Armor Group manufactures two basic types of body armor: concealable armor, which is generally intended to be worn beneath the user's clothing, and tactical armor, which is worn externally and is designed to protect against more serious ballistic threats. Both types of armor are manufactured using multiple layers of KevlarTM and/or a combination of KevlarTM, Spectra shield,TM SpectraFibre,TM Goldflex, and Dynema and ballistic fabric, then covered and fully enclosed in an outer carrier. Although some products of Point Blank and PACA are competitive with each other, brand recognition, brand loyalty and distribution channels are expected to minimize the extent to which products of the three companies may impact each other's sales. PACA specializes in concealable and correctional vests. Point Blank specializes in tactical vests and patented concealable GenesisTM series vests. Zunblindage specializes in European Standard.

         Concealable vests are contoured to closely fit the user's body shape. The Armor Group sells a line of vests designed specifically for the body shapes of women users. Male vests are manufactured in standard sizes and may also be custom-made. Vests are fastened using Velcro-brand elastic strapping. Concealable vests may be supplied with a shock plate or SpectrashieldTM trauma plate, which is a light insert designed to enhance protection of vital areas. Vests may be supplemented with additional armor plate made of either metal or ceramic to withstand greater threat levels than the vest is otherwise designed to protect against. PACA's wholesale prices for its concealable vests range from approximately $150 to approximately $475. Point Blank's wholesale prices for its concealable vests ranged from approximately $215 to $440, and the Armor Group expects to continue these price levels.

         Tactical vests are designed to give all-around protection and more coverage around the neck, shoulders and kidneys than concealable vests. A groin protector is a popular accessory. These vests contain pockets to incorporate small panels constructed from high-alumina ceramic tiles which provide additional protection against rifle fire. Tactical vests come in a variety of styles, including tactical assault vests, high-coverage armor, and flak jackets, each of which is manufactured to protect against varying degrees of ballistic threat. PACA's wholesale prices of these products range from approximately $370 to approximately $1200. Point Blank's wholesale prices for its tactical garments ranged from approximately $295 to $1150, and the Armor Group expects to continue these price levels.

         The Armor Group's other body-armor products include a tactical police jacket, military field jacket, executive vests, NATO-style vests, fragmentation vests and attack vests. Bomb and fragmentation vests and pants are designed to specifications in U.S. government contracts to offer protection against materials and velocities associated with the fragmentation of explosive devices such as grenades and artillery shells. In general, concealable vests sold to law enforcement agencies and distributors are designed to resist bullets from handguns. Bomb gear utilizes a variety of designs and materials and patterns slightly different from bullet-resistant vests. The Armor Group also manufactures a variety of accessories for use with its body-armor products.

         Potential Product Liability. The products manufactured or distributed by the Armor Group, e.g., bullet-resistant vests, are used in situations which could result in serious personal injuries and death, whether on account of the failure of such products, or otherwise. The Armor Group maintains product liability insurance for both PACA and Point Blank in the amount of $11,000,000 each per occurrence, and $12,000,000 in the aggregate less a deductible of $12,500 for each company. There is no assurance that these amounts would be sufficient to cover the payment of any potential claim. In addition, there is no assurance that this or any other insurance coverage will continue to be available or, if available, that PACA and Point Blank would be able to obtain it at a reasonable cost. Any substantial uninsured loss would have to be paid out of the Armor Group's assets, as applicable, and may have a material adverse effect on the Company's financial condition and results of operations on a consolidated basis. In addition, the inability to obtain product liability coverage would prohibit PACA or Point Blank as applicable, from bidding for orders from certain governmental customers, because many governmental agencies require such coverage, and any such inability to bid would have a material adverse effect on the Company's financial condition and results of operations on a consolidated basis.

         Raw Materials and Manufacturing. The Armor Group manufactures substantially all of their respective bullet-, bomb- and projectile-resistant garments and other ballistic-protection devices. The primary raw material used by the Armor Group in 60% of its manufacturing of ballistic-resistant garments is Kevlar(TM), a patented product of E.I. Du Pont de Nemours & Co. Spectrashield(TM) and SpectraFibre(TM), which are patented products of Allied Signal are used in approximately 20% of all vests. The Armor Group uses Twaron for their balance of vest, a fabric manufactured by Akxo, an Israeli company. The Armor Group purchases cloth woven from these materials from three independent weaving companies. See "Raw Materials, Sources and Availability". The woven fabric is placed on tables, layered over patterns for a particular component of a garment (for example, the front or back of a vest), cut using electric knives and computerized cutting machines, and then they are stitched together. The Armor Group utilizes several hundred patterns based upon size, shape and style (depending upon whether the garment is a bullet-, bomb- or fragmentation-resistant garment). The various components of the garment are then sewn together to create the finished product. KevlarTM, SpectrashieldTM, SpectraFibreTM and Twaron differ in their pliability, strength and cost, such that the materials are combined to suit a particular application. In the opinion of management, the Armor Group enjoys a good relationship with its suppliers of KevlarTM, SpectrashieldTM, SpectraFibreTM and Twaron. If, however, Du Pont or its European licensee were to cease, for any reason, to manufacture and distribute the bullet-resistant fabrics, the Armor Group would be required to utilize other fabrics, and the specifications of some of the Armor Group's products would have to be modified. Until the Armor Group selected an alternative fabric and appropriate ballistic tests were performed, its operations would be severely curtailed and the Armor Group's financial condition and results of operations would be adversely affected.

         The Armor Group purchases other raw materials used in the manufacture of their products from a variety of sources and believes additional sources of supply for these materials are readily available.

         Customers. The Armor Group's products are sold to United States law enforcement agencies and the military and internationally to governments and distributors. Sales to domestic law enforcement agencies, security and intelligence agencies, police departments, federal and state correctional facilities, highway patrols and sheriffs' departments accounted for 44% and 29%, respectively, of the Armor Group's revenues in each of the years ended December 31, 1996 and 1995. One customer, the New York City Police Department, accounted for approximately 4% and 5% of PACA's sales for the years ended December 31, 1996 and 1995, respectively. PACA was the successful bidder for a significant portion of this customers new 1996 - 1997 contract. Besides domestic customers, Point Blank also has international customers which account for 20% of Point Blank's 1996 sales. One major international customer, Egypt, accounted for 12% of Point Blank's sales for the year ended December 31, 1996. The loss of any one customer would not be expected to have a significant impact on the Armor Group's continuing financial results, due to the Armor Group's constant submission of bids for new contracts.

         Sales to the United States armed forces directly or as a subcontractor accounted for 5% of revenues in 1996 and 1995.

         Substantially all sales by the Armor Group to the armed services and other federal agencies are made pursuant to standard purchasing contracts between PACA or Point Blank and the General Services Administration of the Federal Government, commonly referred to as a "GSA Contract". The Armor Group also responds to invitations by military branches and government agencies to bid for particular orders. GSA contracts accounted for 28% of the Armor Group's sales for the year ended December 31, 1996. Zunblindage has government contracts with the Belgian and Netherlands governments.

         PACA and Point Blank, as GSA Contract vendors, are obligated to make all sales pursuant to such contract at its lowest unit price. PACA's current GSA Contract expires July 31, 2001, while Point Blank's GSA Contract is from August 1, 1996 through August 1997.

         During the years ended  December  31, 1996 and 1995,  commercial  sales
(i.e.,  sales  to   non-governmental   entities)  accounted  for  49%  and  52%,
respectively, of Armor Group's revenues.

         Marketing and Distribution. The Armor Group employs 10 customer support representatives, 2 regional sales managers and 25 independent sales representatives who are paid solely on a commission basis. These personnel are responsible for marketing the Armor Group's products to law enforcement agencies in the United States. These individuals often call upon personnel within these agencies who are responsible for making purchasing decisions in order to provide information concerning the Armor Group's products. Sales are made primarily through independent local distributors. However, in areas in which there are no suitable distributors, the Armor Group will fill orders directly.

         Substantially all of the Armor Group's advertising is directed toward law enforcement agencies in the form of catalogs and trade shows. The Armor Group advertises its products primarily in law enforcement trade magazines and at trade shows. During the years ended December 31, 1996 and 1995, advertising expenditures were $363,000 and $79,000, respectively.

         Government and Industry Regulations and Standards. Bullet- and bomb-resistant garments and accessories manufactured and sold by the Armor Group are not currently the subject of government regulations. However, law enforcement agencies and the military publish invitations for bidding which specify certain standards of performance which the bidders' products must meet. The National Institute of Justice, under the auspices of the United States
Department of Justice, has issued a revised voluntary ballistic standard (NIJ0101.03) for bullet-resistant vests of several categories. The Armor Group regularly submits its vests to independent laboratories for ballistic testing under this voluntary ballistic standard and all of its products have, at the time of manufacture, met or exceeded such standards in their respective categories.

         In addition, bullet-resistant garments and hard-armor inserts are regularly submitted by the Armor Group for rating by independent laboratories in accordance with a test commonly referred to as V50. This test involves exposing the tested item to blasts of fragments of increasing velocity until 50% of the fragments penetrate the materials. The tested item is then given a velocity rating which may be used by prospective purchasers in assessing the suitability of the Armor Group's products for a particular application. In addition, PACA and Point Blank perform similar tests internally.

         Competition. The ballistic-resistant garment business is highly competitive and the number of United States manufacturers is estimated to be less than 20. Management is not aware of published reports concerning the market, and most companies are privately held. Nevertheless, the Armor Group believes, based upon its experience in the industry and that the largest manufacturer was Old Point Blank prior to its filing for Liquidation under Chapter 7 of the United States Bankruptcy Code and that as a result of its purchase of the Point Blank Assets, it is positioned to become the largest manufacturer of ballistic-resistant garments in the United States. In the future, the Company may face other and unknown competitors, some of whom may have substantially greater financial, marketing and other resources than the Company.

         The Armor Group believes that the principal elements of competition in the sale of ballistic-resistant garments are its innovative design, price and quality. In dealings with domestic law enforcement agencies and the military, PACA and Point Blank bid for orders in response to invitations for bidding which set forth specifications for product performance. The Armor Group believes its products are competitive as to both price and quality with the products of its competitors having similar ballistic capabilities and that its ability to remain competitive in pricing is due to its relatively lower labor and production costs. In addition, the Company believes that the Armor Group enjoys a favorable reputation in the industry with over 20 years of supplying federal, state and municipal governments and agencies. These factors, combined with the financial resources made available to the Armor Group by the Company, have permitted it, and are expected to continue to permit it, to reduce interest expenses, improve production efficiency and capacity, control purchasing costs and permit the Armor Group to compete favorably.

         In March 1990, before PACA was controlled by the Company, PACA entered into an agreement with American Body Armor and Equipment, Inc., which prohibited PACA, for a period of ten years ending March 2000, from soliciting business from American Body Armor's twelve largest domestic distributors, nor may PACA solicit business outside the United States relating to the manufacturing, distribution or sale of projectile-resistant garments and materials and other ballistic-protection devices, including without limitation personal body armor. In August 1995, PACA entered into an agreement which terminated all such restrictions, for a payment of $250,000, which was expensed in the quarter ended September 30, 1995.

         The Armor Group's Backlog. As of December 31, 1996, the Armor Group had a backlog of approximately $2,500,000, as compared to $3,096,000 as of December 31, 1995. Backlog at any one date is not a reliable indicator of future sales or sales trends.

         In addition to the backlog, which represents orders believed to be firm, from time to time the Armor Group receives contract awards for municipal orders which may be placed over an extended period of time. The actual dollar amount of products to be delivered pursuant to this and similar contracts cannot be accurately predicted and is generally excluded from reported backlog.

         Employees. As of June 30, 1997, there were two officers of the Armor Group, 15persons employed in supervisory capacities, 282 employed for manufacturing, shipping and warehousing, and 29 are office personnel. All of Armor Group's employees are employed full time. In the opinion of management, the Armor Group enjoys good relationships with its employees.

NDL PRODUCTS, INC.

         In December 20, 1994, the Company, through a wholly-owned subsidiary, acquired the NDL Assets for a cash payment of $3,080,000, and renamed the acquiring subsidiary "NDL Products, Inc." NDL is engaged in business as a manufacturer and distributor of specialized protective athletic equipment and apparel.

         NDL's protective sports apparel and fitness products and related items are sold under the brand names NDL(TM), Grid(TM), Dr. Bone Savers(TM), Hitman(TM) and Flex Aid(TM). NDL has hired new executives for sales and marketing, production, and new product research and development.

         NDL's Marketing and Distribution. NDL employs 4 sales executives who are responsible for sales throughout the United States, Western Europe, Asia, the Middle East and Latin America and who supervise 30 independent sales representatives who are paid solely on a commission basis. These representatives call on customers, who are generally major retailers and distributors. NDL also sells to local distributors and has a telemarketing staff of 5. NDL added a marketing director who is currently evaluating and developing marketing and sales strategies.

         NDL's Potential Products Liability. Some of the products manufactured or distributed by NDL are used in situations where serious personal injuries could occur, whether on account of the failure of NDL's products or otherwise. NDL maintains product liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate, including legal fees, subject to a $10,000 deductible. There can be no assurance that these amounts would be sufficient to cover payment of potential claims, and there can be no assurance that this or any other insurance coverage would continue to be available, or if available, that NDL would be able to obtain it at reasonable cost. Any substantial uninsured loss would have to be paid out of NDL's assets and could have a material adverse effect on the Company's financial condition and results of operations.

         Employees. As of December 31, 1996, there was one officer of the NDL Products, Inc., 6 persons employed in supervisory capacities, 14 employed for shipping and warehousing, and 10 are office personnel. All of NDL's manufacturing employees are subcontracted from Point Blank. Every NDL employee is employed full time. In the opinion of management, NDL enjoys good relationships with its employees.

ORTHOPEDIC PRODUCTS, INC.

         In March 1996, the Company exchanged a total of 270,000 shares of its common stock with a value of approximately $579,000 to acquire 100% of the common stock of Orthopedic Products, Inc, a Florida corporation. This transaction was accounted for as a purchase, and resulted in an excess purchase price over the fair value of identifiable assets acquired and liabilities assumed of approximately $57,000 which was allocated to goodwill. In April 1997, there was a reduction of the purchase price of OPI as a result of a lawsuit initiated by the Company alleging misrepresentation of the net worth of OPI. This matter was settled in mediation and resulted in the return of 38,625 shares of the Company's common stock and a reduction of the purchase price of approximately $72,000. OPI is engaged in the manufacture and sale of orthopedic products, and the distribution and sale of general medical supplies to orthopedists, orthopedic clinics, hospitals, sports medicine centers and orthopedic medical practices.

         OPI's Marketing and Distribution. OPI employs 2 sales executives who supervise 3 sales representatives. OPI's products are sold directly to the medical industry, including hospitals, sports medicine centers and medical practices. OPI's objective is to broaden their sales to a national level over the next year.

         OPI's Potential Products Liability. Some of the products manufactured or distributed by OPI are used in situations where serious personal injuries could occur, whether on account of the failure of OPI's products or otherwise, OPI maintains product liability insurance in the amount of $1,000,000 per occurrence, and $2,000,000 in the aggregate, including legal fees, subject to a $10,000 deductible. There can be no assurance that these amounts would be sufficient to cover payment of potential claims and there can be no assurance that this or any other insurance coverage would continue to be available, or if available, that OPI would be able to obtain it at a reasonable cost. Any substantial uninsured loss would have to be paid out of OPI's assets and could have a material adverse effect on the Company's financial condition and results of operations.

         Employees. As of June 30, 1996, OPI has one officer, two people employed in supervisor capacities, 6 employed for shipping and warehousing, and 6 office personnel. All of OPI's manufacturing employees are subcontracted from Point Blank. OPI's employees are employed full time. In the opinion of management, OPI enjoys good relationships with its employees.

Segment Information: As described in detail above, the Company operates in two principal segments: Ballistic-resistant equipment and Protective athletic/medical equipment. The Company designs, manufacturers and markets products in both segments as described above.

Financial information on the Company's business segments was as follows:

                                                             1996                 1995
                                                        ------------         ------------
Net Sales:
         Ballistic-resistant equipment .........        $ 18,358,614         $ 10,370,602
         Protective athletic & medical equipment           5,909,238            4,276,603
                                                        ------------         ------------
                                                          24,267,852           14,647,205
            Less inter-segment sales ...........            (889,154)            (153,111)
                                                        ------------         ------------
                  Consolidated Net Sales .......          23,378,698           14,494,094
                                                        ============         ============

Income from Operations
         Ballistic-resistant equipment .........        $   (728,388)        $    618,934
         Protective athletic & medical equipment          (2,449,120)            (118,733)
                                                        ------------         ------------
                                                          (3,177,508)             500,201
         Corporate and Other (1) ...............          (1,140,497)            (235,123)
                                                        ------------         ------------
                  Consolidated Operating Income         $ (4,318,005)        $    265,078
                                                        ============         ============

Identifiable Assets (2)
         Ballistic-resistant equipment .........        $ 10,648,863         $  9,818,189
         Protective athletic & medical equipment           4,204,341            3,827,460
                                                        ------------         ------------
                                                          14,853,204           13,645,649
         Corporate and Other ...................           3,549,941            5,819,559
                                                        ------------         ------------
                  Consolidated Net Assets ......        $ 18,403,145         $ 19,465,208
                                                        ============         ============

         (1)      Corporate   and   other   includes   corporate   general   and
                  administrative   expenses,   net   interest   expense,   other
                  non-operating income and expense, and income taxes.

         (2)      Identifiable  assets by industry segment exclude  intercompany
                  loans,   advances,   and   investments.   Intercompany   trade
                  receivables  between  companies  have also been  excluded form identifiable  assets.  Corporate assets are principally  cash, marketable  securities,  deferred  charges and assets held for disposition.

PROPERTIES

         Corporate Headquarters. On January 17, 1996, the Company purchased a one-story building on a two-acre lot at 11 Old Westbury Road, Old Westbury, New York, and relocated its corporate headquarters into that building on or about January 19, 1996.

         PACA. PACA leases 23,400 square feet of office, manufacturing and warehouse space at 148 Cedar Place, Norris, Tennessee from Leonard Rosen, President of PACA, at a present annual rental of $43,200, plus real estate taxes of approximately $4,800 annually. The space is occupied pursuant to a five-year lease which expires October 31, 1997, with an option to acquire the property for $500,000. In the opinion of management, PACA's facilities are adequate for its current needs and for its needs in the foreseeable future. Management believes that the terms of the lease are no less favorable to the Company than could be obtained from an unrelated party.

         NDL/Point Blank/OPI Facility. NDL Products leases a 67,000 square foot office and warehouse facility (the "Oakland Park Facility") located at 4031 N.E. 12th Terrace, Oakland Park, Florida 33334 from V.A.E. Enterprises ("V.A.E."), a partnership controlled by Mrs. Terry Brooks, wife of Mr. David H. Brooks, and beneficially owned by Mr. and Mrs. Brooks' minor children. V.A.E. purchased the Oakland Park facility as of January 1, 1995. Point Blank and OPI entered into a net-net lease for a portion of the space in the Oakland Park facility. Annual aggregate base rental is $480,000 and is scheduled to increase by 4% per year. NDL Products, Point Blank, and OPI, as lessees, are responsible for all real estate taxes and other operating and capital expenses. Management believes that the terms of the lease are at the current market price that would be obtained from an unrelated party. In April 1997, the Company entered a one year leased for a 60,000 square foot warehouse adjacent to the Oakland Park, Florida facility with an annual rental of approximately $210,000 and an option to extend the lease for four years. This warehouse is located at 1201 NE 38th Street Oakland Park, Florida.

         Zunblindage Facility. Zunblindage leases a 5,700 square foot office and warehouse facility located at Rue Leon Frederiq, 14, 4020 Liege, Belgium and a 1,800 square foot store located at Passage Lemonnier, 84000 Liege, Belgium. These spaces are occupied pursuant to a nine year lease with annual rentals totaling $42,000.

PENDING LITIGATION

         In June 1996, the Company commenced a lawsuit against the former president of NDL, Barry Finn, for breach of his employment agreement. On December 13, 1996 Mr. Finn filed a counterclaim against the Company asserting Breach of Contract. The legal counsel handling the case for the Company have advised that it is too early to reliably predict the outcome of the case.

         The Company is party to other litigation matters and claims which are normal in the course of its operations, and while the results of the litigation and claims cannot be predicted with certainty, management believes, based on advice of counsel, the final outcome of such matters will not have a materially adverse effect on the consolidated financial position.

                                   MANAGEMENT

         The Directors serve for a term of one year following their election at the Annual Meeting of Shareholders, and until their successors have been elected and qualified. The officers serve at the discretion of the Board of Directors.

Directors and Executive Officers

         The executive officers, directors and key employees of the Company and their respective positions and ages as of June 30, 1997, are as follows:

         David H. Brooks, age 42, has served as Chairman of the Board and Chief Executive Officer of the Company since its inception. Mr. Brooks has been the Chairman of the Board, President and a Director of Brooks Industries of L.I., Inc. ("Brooks Industries"), since October 1988, a New York corporation of which he is the sole shareholder and through which he makes investments. Brooks Industries engages in the venture capital business and in securities trading. Mr. Brooks served as a consultant to U.S. Alcohol Testing of America Inc. during the period from February 1991 to November 1992 and has, through Brooks Industries, served as a consultant to Good Ideas Enterprises, Inc., a majority-owned indirect subsidiary of U.S. Alcohol pursuant to an agreement having a five-year term expiring in May 1997. Mr. Brooks served as a consultant to The Thunder Group, Inc. from October 25, 1991, until the filing of an involuntary Chapter 11 bankruptcy petition against The Thunder Group in February 1993. In each case, Mr. Brooks provided advice on matters relating to the business, financial management and marketing activities. Mr. Brooks does not serve as a consultant to any other company at the present time and, other than as previously described, he has not served in such capacity for more than the past five years. Mr. Brooks received a bachelor of science degree in accounting from New York University in 1976. Since that time he has been engaged principally as an investor for his own account.

         David H. Brooks, his brother Jeffrey Brooks, and Jeffrey Brooks Securities, Inc. ("JBSI"), which was wholly owned by Jeffrey Brooks, entered into a consent decree in December 1992 with the SEC. The SEC had filed a civil complaint in the United States District Court for the Southern District of New York (Docket No. 922846) alleging that an employee of JBSI was involved in an unlawful insider-trading scheme allegedly conducted through JBSI and the filing of false information by JBSI, a registered broker-dealer. The SEC alleged that JBSI did not establish, maintain or enforce policies and procedures that are required under Section 15(f) of the Exchange Act, designed to detect and prevent insider trading by an employee of JBSI, and that JBSI did not make required disclosures under Section 15(b) of the Exchange Act. The SEC further alleged that David Brooks exercised "de facto control" of certain aspects of JBSI's operations and that David Brooks and Jeffrey Brooks aided and abetted the reporting violations of JBSI. Pursuant to the settlement of these charges, without admitting or denying such allegations, David Brooks, Jeffrey Brooks and JBSI were assessed an aggregate civil fine of $405,000 and were enjoined from future violations of Section 15(b) and 15(f) of the Exchange Act; David Brooks was barred from having any direct or indirect interest in, or acting as a director, officer or employee of, any broker, dealer, municipal securities dealer, investment advisor, or investment company (provided that David Brooks is able to apply to become so associated after a five-year period); Jeffrey Brooks is prohibited from acting in a supervisory capacity with respect to any employee or any broker, dealer, municipal securities dealer, investment company or investment advisor for a period of one year; and JBSI was required to institute and maintain procedures pursuant to Section 15(f) of the Exchange Act. Mr. David Brooks is not under any prohibition from serving as an officer or director of any public company other than a registered broker-dealer or an investment company.

         Mary Kreidell, age 44, has served as Treasurer, Secretary, and a Director of the Company since its inception. Mrs. Kreidell became a Certified Public Accountant in 1991. She worked for Israeloff, Trattner & Co. CPA'S, P.C., a certified public accounting firm, for four years prior thereto.

         Leonard Rosen, age 58, is a founder of PACA and has served as its President since its inception in 1975. He is actively involved in all facets of PACA's operations, from production to sales. Mr. Rosen has experience in the apparel industry for over 35 years. He worked closely in the research and development of ballistic-resistant soft body armor and helmets with the Federal Government, including serving as a charter member of the committee that conceived the National Institute of Justice "0l" Standard for ballistic body armor.

         Sandra Hatfield, age 44, has been President of Point Blank since October 1996. For more than 5 years prior thereto, she was the Vice President of Production at PACA.

         Michael Bell, age 43, became the President of NDL in March 1997. He worked for Converse, Inc. for five years prior to and held the position of Chief Executive Officer prior to his leaving.

         Joseph Giaquinto, age 34, has been President of NDL's Flex Aid division since March, 1995. For more than 7 years prior thereto, he was a Vice President of Sales for Tru-Fit Marketing, of Boston, Massachusetts.

         Patrick J. Garvey, age 61, is the Director of Canal Enterprises for the N.Y. State Thruway Authority and its wholly owned subsidiary, the N.Y. State Canal Corp (development for commercial shipping and economic development initiatives). Prior to joining the Thruway Authority in 1993, he served for more than seven years as the Commander of Camp Smith in Peekskill, N.Y. and as Legislative Assistant to the Adjunct General of N.Y. Mr. Garvey is also a retired Colonel in the United States Marine Corps Reserve.

         Gary Nadelman, age 45, has been the president of Synari, Inc., of New York, NY, a privately held manufacturer and distributor of women's sportswear and other apparel, for more than 5 years.

         Morton A. Cohen, age 61, has over ten years experience in venture capital and over twenty- five years experience in the public securities industry, both as a securities analyst and a investment banker. Also, he has successfully managed several emerging growth companies. Mr. Cohen has been Chairman, President and Chief Executive Officer of Clarion Capital Corp. since 1982. Mr. Cohen served as Governor of the Montreal Stock Exchange, is a Chartered Financial Analyst and holder of a M. B.A. from the Wharton School of Business of the University of Pennsylvania. Mr. Cohen was a member of the Small Business Investment Advisory of Small Business Investment Companies and is a member of the Small Business Investment Advisory Council. He is the Chairman of Monitek Technologies, Inc. (NASDAQ), Chairman of Cohesant Technologies (NASDAQ) and Director of Gothic Energy (NASDAQ) and a director of Zemex Corp (NYSE).

         Because of the relatively small size of the Company, the loss of a senior executive may have a materially adverse effect upon the Company until a suitable replacement can be found.

Executive Compensation.

         Summary Compensation Table. The following table sets forth certain summary information regarding the compensation of the Company's Chief Executive Officer and each of its other executive officers whose total salary and bonus for the year ended December 31, 1996 and 1995, exceeded $100,000:

                                                                                                        Long-Term
                                                                                                      Compensation
                                                             Annual Compensation                          Awards
                                                        --------------------------------------        ------------
                                                                                                        Securities
                                                                                                        underlying
Name and Principal                                                                                       Options/
Position                             Year               Salary(1)       Bonus            Other           SAR's(4)
--------                             ----               ---------       -----            -----           --------
David Brooks,(2)                     1996               191,667
Chairman, CEO                        1995                39,583

Joseph Giaquinto                     1996               100,000
President of Flex Aid                1995                50,962           0                0                 0

Leonard Rosen,(3)                    1996               135,000           0                0                 0
President of PACA                    1995               125,000
------------------
(1)      Although  certain  officers  receive certain  perquisites  such as auto allowances and expense  allowances,  the value of such  perquisites did not exceed the  lesser of  $50,000 or 10% of the  respective  officers'
         salary and bonus.

(2)      Certain  warrants  were  awarded to Mrs.  Terry  Brooks in 1994 and Mr.
         David Brooks in 1996 and 1997; See "Employment Agreements" and "Certain
         Transactions."

(3)      Mr. Rosen is the lessor of PACA's  premises in Norris,  Tennessee.  See
         "Properties" and "Certain Transactions." The Company does not consider the lease payments to be compensation, because they are not in excess of the fair market value of the lease.

(4)      In October  1995,  the Company  adopted a plan (the "1995 Stock  Option
         Plan" or the "Plan") pursuant to which the Board of Directors or a committee (the "committee") of the Board is authorized to award up to 3,500,000 shares of Common Stock, after giving effect to the 50% stock dividend paid on July 16, 1996, to selected officers, employees, agents, consultants and other persons who render services to the Company. The options may be issued on such terms and conditions as determined by the Board or Committee, and may be issued so as to qualify as incentive stock options under Internal Revenue Code Section
         422A. The directors who are authorized to award options are not eligible to receive options under the Plan. The Company has filed a registration statement with respect to the Plan, and shares ("Option
         Shares") of Common Stock acquired under the Plan are eligible for resale by non-affiliates without further registration under the Act;
         Option Shares acquired by affiliates of the Company are subject to the registration requirements of the Act. No shares have been issued under this plan.

         Employment Agreements. Mr. Brooks, the CEO and Chairman of the Board of DHB Capital Group Inc. is employed pursuant to a five year employment agreement which was entered into April 1, 1996. Pursuant to the agreement Mr. Brooks receives an annual salary of $250,000 through April 1997 with annual increases of $25,000. The terms of Mr. Brooks's contract provide for 750,000 warrants per year exercisable at $2.33 for five years. In addition, Mr. Brooks receives an annual bonus of ten percent of the net profit. As the Company has businesses in Florida and requires Mr. Brooks to spend considerable time there, this contract include provisions for certain of his Florida living expenses. Subsequent to the execution of the employment contract, Mr. Brooks voluntarily relinquished his right to the provision in his employment contract for the annual bonus of ten percent of net profit.

         Mr. Rosen is employed pursuant to a five-year employment agreement with PACA which was entered into at the time the Company acquired PACA, i.e., November 6, 1992. Pursuant to the agreement, Mr. Rosen receives annual salaries ranging from $115,000 in 1993 to 155,000 in 1997 plus certain fringe benefits.

         NDL's executive, Mr. Giaquinto, has a three year employment contract providing for an annual base salary of $100,000 and options to purchase 49,500 shares of common stock at a price of $1.33 per share exercisable at the rate of not more than 16,500 shares per year.

         NDL's and OPI's President, Mr. Bell, has a three year employment agreement commencing March 7, 1997 and providing for an annual base salary of $100,000 and options to purchase 150,000 shares of common stock at $2.00 per share at a rate of not more than 50,000 shares per year plus certain fringe benefits.

         Stock Options. In April 1997 and April 1996, the Company granted 750,000 stock warrants per year exercisable at $2.33 for five years to the CEO, David Brooks, in connection with his employment contract. In March 1997, the Company granted 150,000 stock warrants exercisable at $2.00 per share, 50,000 of which vest each contract year of Mr. Bell's employment contract. No additional stock options, warrants or similar securities, rights or interests to any of the executive officers of the Company listed in the Summary Compensation Table above, and no options, warrants or similar securities, rights or interests were exercised by any such executive officers. In 1994, a warrant was issued to Mrs. Terry Brooks in exchange for loans by Mrs. Brooks and her pledging of certain assets to secure the Company's indebtedness to the Bank. See "Certain Transactions."

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

Personal Liability and Indemnification of Directors

         The Company's Certificate of Incorporation and By-Laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

         Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors' liability insurance is available only at considerable cost and with low dollar amounts of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors, although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors' liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the absence of such insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

         The provisions regarding personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, the personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

         The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing"profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future, although the Company may attempt to obtain such insurance.

         The provision regarding personal liability of officers and directors diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under applicable state law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholder derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a piratical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have director's liability insurance and because there is no assurance that the Company does not presently have directors' liability insurance and because there is no assurance that the Company will procure such insurance or that, if such insurance is procured, it will provide coverage to the extent directors would be indemnified under such provisions, the Company may be forced to bear a portion or all of the cots of a director's claims for indemnification under such provisions. If the Company if forced to bear the costs for indemnification, the value of the Company's stock may be adversely affected. In the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy and therefore, is unenforceable.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth the beneficial ownership of the Company's Common Stock as of June 30, 1997, after giving effect to the Stock Dividend, for (i) each person known by the Company to beneficially own more than five percent of the shares of outstanding Common Stock, (ii) each of the executive officers listed in the Summary Compensation Table in "Management Executive Compensation" and (iii) all of the Company's executive officers and directors as a group except as otherwise indicated, all shares are beneficially owned, and investments and voting power is held by the persons named as the owners.

                                                      Number of Shares
         Name and Address                            Beneficially Owned                    Percent Owned (1)
         ----------------                            ------------------                    -----------------
         David H. Brooks                                17,250,600 (2)                           55%
         11 Old Westbury Road
         Old Westbury, New York 11568

         Jeffrey Brooks (3)                              2,353,500                                8%
         44 Coconut Row
         Palm Beach, Florida 33480

         Leonard Rosen                                     120,142 (4)                            *
         148 Cedar Place
         Norris, Tennessee

                                                      Number of Shares
         Name and Address                            Beneficially Owned                    Percent Owned (1)
         ----------------                            ------------------                    -----------------
         Michael Bell                                       95,000 (5)                            *
         4031 NE 12th Terrace
         Oakland Park, Florida 33334

         Morton Cohen(6)                                   455,000 (6)                            *
         1801 East Ninth Street, Suite 510
         Cleveland, Ohio 44114

         All officers and Directors                     18,260,370 (7)                           58%(8)
         as a group (10 persons)

(1) Based upon 25,875,958 shares outstanding as of July 10, 1997, increased by, with respect to Mr. Brooks, 3,750,000 shares acquirable by his wife pursuant to a warrant to purchase 3,750,000 shares at a price per share of $1.33 and the 1,500,000 warrants acquirable by Mr. Brooks at $2.33 as well as 75,000 warrants exercisable at $1.33 for each, Ms. Kreidell and Mr. Rosen.

(2) Consists of 7,500,600 shares owned by Mr. Brooks and 4,500,000 owned by his wife as custodian for his minor children, 3,750,000 shares which may be acquired by Mrs. Brooks upon exercise of a warrant to purchase such shares at a price per share of $1.33 and 1,500,000 shares which may be acquired by Mr. Brooks at $2.33 per share upon exercise of a warrant. Msrs. David H. Brooks and Jeffrey Brooks are brothers. Each disclaims beneficial ownership of shares owned by the other.

(3) Messrs. David H. Brooks and Jeffrey Brooks are brothers. Each disclaims beneficial ownership of shares owned by the other.

(4) Consists of 45,142 shares outstanding and 75,000 shares acquirable under warrants awarded to Mr. Rosen; does not include 4,350 shares owned by Mr. Rosen's wife, as to which Mr. Rosen disclaims beneficial ownership.

(5)      Michael Bell is the President of NDL and OPI.

(6)      These shares are owned by Clarion  Capital  Corporation of which Morton
         Cohen, a director of the Company, is the President, CEO and Chairman.

(7) Includes 5,250,000 shares acquirable by an officer and his wife pursuant to a presently exercisable warrant.

(8)      Based upon all  shares  outstanding  as set forth in  Footnote 1 above, including  3,750,000  acquirable  by Mrs.  Terry  Brooks and  1,500,000 acquirable by Mr. David Brooks.

         *  - Less than one (1%) percent

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company obtained funds for the cash payment required to carry out the acquisition of the assets used to start up NDL, and for working capital for NDL, from (i) the Company's working capital, (ii) the Loan, and (iii) term loans of $1,140,000 from Mr. Brooks and term loans from Mrs. Brooks, bearing interest at 9% per year. Presently the outstanding balance of this loan is $550,000 expiring November 1998 bearing interest at 12% per year. The interest paid on this loan to date is $218,877. Under a collateral agreement [third party] (the "Collateral Agreement") covering securities owned by Mr. David H. Brooks, Chairman of the Board of the Company, and Mrs. Terry Brooks, his wife, Mr. Brooks and Mrs. Brooks have pledged certain marketable securities to the Bank to partially secure the Bank Loans and other obligations of the Company to the Bank. In exchange for this, the Company has agreed to grant to Mrs. Brooks 5-year warrants to purchase 3,750,000 shares of Common Stock, at a price of $1.33 per share. The warrants contain provisions for a one-time demand registration, and piggyback registration rights. Mr. David Brooks also lent $2,000,000 to the Company to provide the funds needed to purchase the Point Blank Assets; the outstanding balance on that loan is now $750,000 at 12% interest payable November 1998; the Company obtained funds to pay down the loan by liquidating certain investments at a profit. The Company has paid for the account of Mr. and Mrs. Brooks a total of $133,274 in interest on their loans to the Company. Mr. and Mrs. Brooks have also pledged personal assets to BNY to secure the Company's debt to that bank. The Company entered into an employment agreement in April 1996 with Mr. Brooks, See - "Employment Agreements".

         From January 1, 1996 through April 28, 1997, the Company sold 3,170,000 unregistered shares of Common Stock to approximately twenty people including 307,143 shares to Anna Brooks. Anna Brooks is the mother of Mr. David Brooks.

         NDL, Point Blank and OPI operate at a 67,000 square foot office and warehouse facility (the "Facility") located at 4031 N.E. 12th Terrace, Fort Lauderdale, Florida 33334, which it leases from V.A.E. Enterprises ("V.A.E."), a partnership controlled by Mrs. Brooks and beneficially owned by Mr. and Mrs. Brooks' minor children, which purchased the Facility on or about January 1, 1995. The lease is a 5-year net-net lease; annual base rental is $480,000 and is scheduled to increase by 4% per year. The Company, as lessee, is responsible for all real estate taxes and other operating and capital expenses.

         PACA leases 23,400 square feet of office, manufacturing and warehouse space at 148 Cedar Place, Norris, Tennessee from Leonard Rosen, President of PACA, at a present annual rental of $43,200, plus real estate taxes of approximately $4,800 annually. The space is occupied pursuant to a five-year lease which expires October 31, 1997, with an option to acquire the property for $500,000. In the opinion of management, the rental is fair and reasonable and is approximately at the same rate that could be obtained from an unaffiliated lessor for property of similar type and location. In the opinion of management, PACA's facilities are adequate for its current needs and for its needs in the foreseeable future.

On May 27, 1997, the Company sold 1,775,000 shares of Common Stock at $2.00 per share to five investors including 250,000 shares to Anna Brooks, the mother of Mr. David Brooks, 125,000 shares to Cary Chasin an employee of the Company, and 200,000 shares to Clarion Capital Corporation of which Morton Cohen, a director of the Company, is the Chairman, President and Chief Executive Officer. All of these shares are being offered for sale pursuant to this Prospectus. See "Selling Shareholders".

                            DESCRIPTION OF SECURITIES

         The following is a summary of certain provisions of the Certificate of Incorporation, as amended, and rights accorded to holders of Common Stock generally and as a matter of law, and does not purport to be complete. It is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, the Company's By-Laws, and the Delaware General Corporation Law. See "Special Notice Regarding Reincorporation in Delaware" and "Business - History."

Common Stock

         General. Under the Company's Delaware charter and applicable law, the Board of Directors has broad authority and discretion to issue convertible preferred stock, options and warrants, which, if issued in the future, may impact the rights of the holders of the Common Stock.

         Cash Dividends. Holders of Common Stock may receive dividends if, as and when dividends are declared on Common Stock by the Company's Board of Directors. If the Board of Directors hereafter authorizes the issuance of preferred shares, and such preferred shares carry any dividend preferences, holders of Common Stock may have no right to receive dividends unless and until dividends have been declared and paid. At the present time, there is no preferred stock authorized or outstanding. The ability of the Company to lawfully declare and pay dividends on Common Stock is also limited by certain provisions of applicable state corporation law. It is not expected that dividends will be declared on the Common Stock in the foreseeable future.

         Distributions in Liquidation. If the Company is liquidated, dissolved and wound up for any reason, distribution of the Company's assets upon liquidation would be made first to the holders of preferred shares, if any, and then to the holders of the Common Stock. If the Company's net assets upon liquidation were insufficient to permit full payment to the holders of shares of preferred stock, if any, then all of the assets of the Company would be distributed pro rata to the holders of shares of preferred stock and no distribution will be made to the holders of the Common Stock. There are no shares of preferred stock authorized, issued or outstanding at this time. A consolidation or merger of the Company with or into any other company, or the sale of all or substantially all of the Company's assets, is not deemed a liquidation, distribution or winding up for this purpose.

         Voting Rights. Each share of Common Stock is entitled to one vote on all matters to be voted on at meetings of the shareholders of the Company, including the election of directors. The holders of Common Stock will be entitled to elect all of the Company's directors. Holders of Common Stock do not have any cumulative voting rights or preemptive rights.

Preferred Shares

         The Company's Delaware charter authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock, $0.001 par value of the Company, in such amounts and with such rights to dividends, voting, conversion, redemption and other terms as the Board may determine. At this thine, no preferred stock is authorized, issued or outstanding. The Company had previously issued Class A convertible preferred stock, but all outstanding preferred shares were converted prior September 30, 1995.

                              SELLING SHAREHOLDERS

An aggregate of up to 1,850,000 Shares of Common Stock may be offered by Selling Shareholders. The following table sets forth certain information with respect to persons for whom the Company is registering the Shares for resale to the public. The table reflects such person's ownership of the Common Stock as of July 10, 1997, without giving effect to sales of any shares pursuant to Rule 144 under the Act. The Company will not receive any proceeds from the sale of the Shares. There are no material relationships between any of the Selling Shareholders and the Company or any of its predecessors or affiliates, nor have any such material relationships existed within the past three years, except as noted.

                           Beneficial Ownership as of            Maximum           Beneficial Ownership After
                                 July 10, 1997                 to be Sold         Offering if Maximum is sold
                                                                 in this
Selling Shareholder          Amount         Percent(1)          Offering           Amount          Percent(2)
-------------------          ------         ----------          --------           ------          ----------
Anna Brooks(3)             1,083,526              *               250,000              833,526           *

Robert Bender              1,000,000              4             1,000,000                    0

Cary Chasin(4)               125,000              *               125,000                    0

Clarion Capital
Corporation(5)               455,000              *               275,000              180,000           *

Frank Lagano                 200,000              *               200,000                    0

* - Less than one percent.

(1)      Calculated  by dividing the number of shares  owned by each  respective
         Selling Shareholder by the sum of (i) all shares of Common Stock issued and outstanding as of July 10, 1997, i.e., 25,875,958 shares, and (ii)
         5,412,500 shares of Common Stock which may hereafter be issued pursuant to warrant awarded to certain executive officers of the Company, or their affiliates.

(2) Some of the Selling Shareholders are offering shares for sale under a prospectus which is part of a different Registration Statement. The amounts in this column does not give effect to the possible sale of those shares.

(3)      Anna Brooks is the Mother of Mr. David Brooks,  Chairman and CEO of the
         Company.

(4)      Cary Chasin is an employee of the Company.

(5) Morton Cohen, Chairman, President and CEO of Clarion is a Director of the Company.

                              PLAN OF DISTRIBUTION

         The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Shareholders) in the over-the-counter market or in negotiated transactions, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

         Selling Shareholders may effect such transactions by selling their shares of Common Stock directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders or to broker-dealers who may purchase shares as principals and thereafter sell their shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders, and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The Selling Shareholders, and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

No sales or distributions other than as described herein may be effected until after this Prospectus shall have been appropriately amended or supplemented.

                                  LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon for the Company by Opton Handler, Feiler & Landau, LLP 52 Vanderbilt Avenue New York, New York 10017.

                                     EXPERTS

         The audited financial statements of the Company as of December 31, 1996 and 1995, and for each of the years then ended, which are included in this Prospectus, have been so included in reliance on the reports of Capraro, Centofranchi, Kramer & Co., P.C., as independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in such Amendment and the exhibits thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to such Amendment and exhibits, which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of charges prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Amendment, each such statement being qualified all respects by such reference.

                        INDEX TO THE FINANCIAL STATEMENTS


INTERIM FINANCIAL STATEMENTS




Consolidated Balance Sheets as of March  31, 1997 and December 31, 1996


Unaudited Consolidated Statements of Operations for the three months ended
         March 31,  1997 and 1996


Unaudited Consolidated Statements of Cash Flows for the three months ended
         March 31, 1997 and 1996


Unaudited Consolidated Notes to the Financial Statements



Audited Financials for the Year Ended December 31, 1996 Index

                                    DHB CAPITAL GROUP INC. AND SUBSIDIARIES
                                          CONSOLIDATED BALANCE SHEETS
                                                   UNAUDITED
                                                                         MARCH 31, 1997      DECEMBER 31, 1996
                              ASSETS
CURRENT ASSETS
   Cash and cash equivalents .....................................        $    340,970         $  1,249,655
   Marketable securities .........................................           2,655,740            1,342,027
   Accounts receivable, less allowance for doubtful
         accounts of $303,320 ....................................           4,914,543            3,499,535
   Inventories ...................................................           8,154,263            7,290,205
   Prepaid expenses and other current assets .....................             861,427              255,218
                                                                          ------------         ------------
                  Total Current Assets ...........................        $ 16,926,943         $ 13,636,640

   PROPERTY AND EQUIPMENT, at cost, net of accumulated
         depreciation of $592,849 and $522,907, respectively .....           1,926,244            1,834,777

   OTHER ASSETS
     Intangible assets, net ......................................             871,718              214,213
     Investments in non-marketable securities ....................           2,316,750            2,316,750
     Deferred tax assets .........................................             819,300              819,300
     Deposits and other assets ...................................             360,820              338,739
                                                                          ------------         ------------
                  Total Other Assets .............................           4,368,588            3,689,002
                                                                          ------------         ------------
                  TOTAL ASSETS ...................................        $ 23,221,775         $ 19,160,419
                                                                          ============         ============

                              LIABILITIES AND STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES
     Note payable ................................................        $  1,400,000         $  1,400,000
     Current maturities of long term debt ........................              63,895               61,664
     Accounts payable ............................................           4,920,161            3,019,804
     Accrued expenses and other current liabilities ..............             217,255              243,763
     State income taxes payable ..................................              36,934               11,011
                                                                          ------------         ------------
                  Total Current Liabilities ......................        $  6,638,245         $  4,736,242

  LONG TERM LIABILITIES
    Long term debt, net of current maturities ....................             144,302              144,091
    Due to shareholders ..........................................           1,300,000            1,300,000
                                                                          ------------         ------------
                  Total Long Term Debt ...........................           1,444,302            1,444,091
                                                                          ------------         ------------
                  Total Liabilities ..............................           8,082,547            6,180,333

                                    DHB CAPITAL GROUP INC. AND SUBSIDIARIES
                                          CONSOLIDATED BALANCE SHEETS
                                                   UNAUDITED
                                                                         MARCH 31, 1997      DECEMBER 31, 1996
                              ASSETS
   COMMITMENTS AND CONTINGENCIES
   STOCKHOLDERS' EQUITY
   Common stock ..................................................              24,043               23,146
   Additional paid-in capital ....................................          19,742,887           17,956,030
   Common stock subscription receivable ..........................            (227,500)            (227,500)
   Retained earnings (Deficit) ...................................          (4,407,540)          (4,771,590)
   Foreign currency translation adjustment .......................               7,338                 --
                                                                          ------------         ------------
                           Total Stockholders' Equity ............          15,139,228           12,980,086
                                                                          ------------         ------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ....................        $ 23,221,775         $ 19,160,419
                                                                          ============         ============

                           DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                             FOR THE THREE MONTHS ENDED MARCH 31,
                                         (continued)
                                                                    1997              1996
                                                               ------------      ------------
Net sales ................................................     $  7,144,676      $  7,044,626

Cost of sales ............................................        4,762,894         5,094,536
                                                               ------------      ------------

      Gross Profit .......................................        2,381,782         1,950,090

 Selling, general and administrative expenses ............        1,925,056         1,707,026
                                                               ------------      ------------

      Income(Loss) before other income (expense) .........          456,726           243,064
                                                               ------------      ------------

Other Income (Expense)
      Interest expense ...................................          (63,830)          (68,886)
      Interest Income ....................................           13,459               354
      Dividend income ....................................           12,617             1,890
      Other income .......................................           21,131              --
      Foreign currency translation .......................           (4,544)             --
      Realized gain (loss) on marketable securities ......          229,941           (13,985)
      Unrealized gain (loss) on marketable securities ....         (288,450)          548,443
                                                               ------------      ------------

               Total Other Income (Expenses) .............          (79,676)          467,816
                                                               ------------      ------------

Income (loss) before income tax expense ..................          377,050           710,880

Income taxes expense .....................................           13,000           130,219
                                                               ------------      ------------

Net Income ...............................................     $    364,050      $    580,661

      Retained Earnings (Deficit) - Beginning ............       (4,771,590)          101,939
                                                               ------------      ------------

      Retained Earnings (Deficit) - End ..................     ($ 4,407,540)     $    682,600
                                                               ============      ============

      Earnings (loss) per common share
               Primary ...................................     $      0.015      $      0.027
                                                               ============      ============
               Fully Diluted .............................     $      0.015      $      0.027
                                                               ============      ============
      Weighted average number of common share outstanding:
               Primary ...................................       25,078,097        21,185,556
                                                               ============      ============
               Fully Diluted .............................       25,078,097        21,707,556
                                                               ============      ============
                        See accompanying notes to financial statements

                          DHB CAPITAL GROUP INC AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
                           FOR THE THREE MONTHS ENDED MARCH 31,


                                                                 1997             1996
                                                            -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income ............................................     $   364,050      $   580,661
                                                            -----------      -----------

Adjustments to reconcile net income to net
 cash  provided  by  operating activities:
          Depreciation and amortization ...............          88,027           62,771
          Stock return in settlement of lawsuit .......         (21,131)            --
          Stock issued to purchase lease ..............         279,388             --
               Stock issued in settlement of a lawsuit          150,000             --
   Changes in assets and liabilities
   (Increase) Decrease in:
         Accounts receivable ..........................      (1,292,927)        (329,971)
         Marketable securities ........................      (1,313,713)        (424,404)
         Inventories ..................................        (489,475)       1,404,527
         Prepaid expenses and other current assets ....        (606,209)          (4,338)
         Deposits and other assets ....................         (22,081)         (63,093)
   Increase (decrease) in:
         Accounts payable .............................       1,860,367       (1,002,972)
         Accrued expenses and other current liabilities         (29,550)          (4,369)
         State income taxes payable ...................             349           89,041
                                                            -----------      -----------
   Total Adjustments ..................................      (1,396,955)        (272,808)
                                                            -----------      -----------

Net cash used by operating activities .................      (1,032,905)        (307,853)
                                                            -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Payments made for property and equipment ...........        (118,458)        (485,999)
   Payments of capitalized acquisition cost ...........            --               --
                                                            -----------      -----------

Net Cash used by investing activities .................        (118,458)        (485,999)
                                                            -----------      -----------

                          DHB CAPITAL GROUP INC AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
                           FOR THE THREE MONTHS ENDED MARCH 31,
                                       (continued)


                                                                 1997             1996
                                                            -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Principal payments on long-term debt ...............         (13,910)            --
   Foreign currency exchange ..........................           7,338             --
   Net proceeds from sale of common stock .............         100,000          437,500
                                                            -----------      -----------

Net cash provided by financing activities .............          93,428          437,500
                                                            -----------      -----------

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS .......      (1,057,935)         259,354

CASH AND CASH EQUIVALENTS - BEGINNING .................       1,398,905          475,108
                                                            -----------      -----------

CASH AND CASH EQUIVALENTS - END .......................     $   340,970      $   734,462
                                                            ===========      ===========

                      See accompanying notes to financial statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION/REPORTING ENTITIES

The  consolidated   financial   statements  of  DHB  Capital  Group,   Inc.  and
Subsidiaries (the "Company") are unaudited and reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period. The consolidated Company includes the following entities:

DHB Capital Group, Inc.
DHB Capital Group Inc. ("DHB") was incorporated on October 22, 1992 under the laws of the State of New York. DHB was organized to seek, acquire and finance, as appropriate, one or more operating companies. On February 15, 1995, the holders of the common stock approved a re-incorporation of DHB as a Delaware corporation, through a merger with a newly formed Delaware corporation.

DHB Armor Group, Inc.
On August 8, 1995, the Company formed a new Delaware Corporation which is a wholly-owned subsidiary of the Company. The subsidiary, DHB Armor Group, Inc., ("Armor"), now wholly owns PACA, Point Blank Body Armor, Inc., ("Point Blank"), and Zunblindage S.A.

   Protective Apparel Corporation of America
   Protective Apparel Corporation of America ("PACA") was organized in 1975 and is engaged in the development, manufacture and distribution of bullet and projectile resistant garments, including bullet resistant vests, fragmentation vests, bomb projectile blankets and tactical load bearing vests. In addition, PACA distributes other ballistic protection devices including helmets and shields. PACA is dependent upon a few suppliers for the raw materials utilized to manufacture its products.

   Point Blank Body Armor, Inc.
   In August 1995, the Company, through a wholly-owned subsidiary known as USA Fitness & Protection Corp, a Delaware Corporation, acquired from a trustee in bankruptcy certain assets of Point Blank Body Armor, L.P. and an affiliated company ("Old Point Blank"). Prior to the filing of the petition in bankruptcy, Old Point Blank had been a leading U.S. manufacturer of bullet-resistant garments and related accessories. After acquiring the Old Point Blank, USA Fitness & Protection Corp., amended its articles of incorporation to change their name to Point Blank Body Armor, Inc. ("Point Blank").

   Zunblindage S.A.
   On February 28, 1997, the Company, through DHB Armor Group, acquired all of the outstanding stock of Zunblindage S.A. a privately held Belgian corporation in exchange for a total of 666,000 shares of the Company's registered common stock. Zunblindage is engaged in the manufacture and distribution and marketing in the European theater and the Middle East regions.

NDL Products, Inc.
On December 20, 1994, the Company through a newly organized, wholly-owned subsidiary, DHB Acquisition, Inc., ("Acquisition") purchased certain assets from a debtor-in-possession, N.D.L. Products, Inc. On February 21, 1995, Acquisition changed its corporate name to NDL Products, Inc. NDL manufactures and distributes specialized protective athletic apparel and equipment.

Orthopedic Products, Inc.
On March 22 and March 26, 1996, the Company acquired OPI, a Florida Corporation engaged in the manufacturing and distribution of orthopedic products to the medical industry.

Intelligent Data Corp.
On April 1, 1994, the Company acquired Intelligent Data Corp. ("ID"). ID was engaged in the development of sophisticated telecommunication systems. At the end of 1996, the Company wrote down the net assets of this subsidiary.

DHB Media Group, Inc.
On April 15, 1994, DHB Media Group, Inc. ("Media"), a wholly-owned subsidiary of the Company acquired all of the outstanding common stock of Royal Acquisition Corp. Royal Acquisition Corp.'s primary assets were a film library. At the end of 1996 the Company wrote down the net assets of this subsidiary.

PRINCIPLES OF CONSOLIDATION

All material intercompany transactions have been eliminated in the consolidated financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include those relating to the valuation of inventories and non-marketable securities, and collectibility of receivables.

MARKETABLE/NON-MARKETABLE SECURITIES

Securities which are classified as "trading securities" are recorded in the Company's balance sheet at fair market value, with the resulting unrealized gain or loss recognized as income in the current period. Securities which are classified as "available for sale" are also reported at fair market value, however, the unrealized gain or loss on these securities is listed as a separate component of shareholder's equity.

                     DHB CAPITAL GROUP INC AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996


Non-marketable securities, such as investments in privately-held companies are carried at historical cost, if necessary, reduced by a valuation allowance to net realizable value.

EARNINGS PER SHARE

The computation of earnings per common share is based on the weighted average number of outstanding common shares outstanding during the period. Primary earnings per share and fully diluted earnings per share amounts assume the conversion of the Cumulative Convertible Preferred Stock, and the exercise of the stock warrants.

INCOME TAXES

The Company files a consolidated Federal tax return, which includes all of the domestic subsidiaries. Accordingly, Federal income taxes are provided on the consolidated group's taxable income if and when the consolidated group has taxable income after utilizing available carryforward losses. State income taxes are provided on a separate company basis.


2. SUPPLEMENTAL CASH FLOW INFORMATION
                                                          1997             1996
                                                        ---------        ------
Cash paid for:
   Interest                                             $59,525          $34,496
   Income taxes                                         $12,007          $33,301


During the year three months ended March 31, 1997 and 1996, the Company had non-cash investing activities when it issued common stock to acquire all of the outstanding common stock of Zunblindage in February 1997 and OPI March 1996.

3.OTHER INCOME

The Company initiated a lawsuit against the former shareholders of OPI alleging misrepresentation and injunctive relief seeking to enforce a covenant not to compete. This case was settled in mediation in favor of the Company. It resulted in the return of 38,625 shares of the Company's common stock which was subsequently retired. Approximately 8,500 shares or $17,000 related to the breech of the covenant not to compete and is recorded as other income in the financial statements for the three months ended March 31, 1997. The balance resulted in the reduction of the acquisition cost of OPI.

                    DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                          AUDITED FINANCIAL STATEMENTS






                                    CONTENTS




INDEPENDENT AUDITORS' REPORT


Consolidated Balance Sheets as of December 31, 1996


Consolidated Statements of Operations for the years ended
   December 31, 1996 and 1995


Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1996 and 1995


Consolidated Statements of Cash Flows for the years ended December 31,
   1996 and 1995

Consolidated Notes to the Financial Statements

Schedule II Valuation and  Qualifying Accounts

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors of
DHB Capital Group Inc.

We have audited the accompanying consolidated balance sheet of DHB Capital Group Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DHB Capital Group Inc. and Subsidiaries as of December 31, 1996 and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.




Capraro, Centofranchi, Kramer & Co., P.C.
South Huntington, New York
March 21, 1997

                     DHB CAPITAL GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1996

                       ASSETS
CURRENT ASSETS
   Cash and cash equivalents .................................     $  1,249,655
   Marketable securities .....................................        1,342,027
   Accounts receivable, less allowance for doubtful
         accounts of $303,320 ................................        3,499,535
   Inventories ...............................................        7,290,205
   Prepaid expenses and other current assets .................          255,218
                                                                   ------------
                  Total Current Assets .......................     $ 13,636,640

   PROPERTY AND EQUIPMENT, at cost, net of accumulated
         depreciation and amortization of $522,907 ...........        1,834,777

   OTHER ASSETS
     Intangible assets, net ..................................          214,213
     Investments in non-marketable securities ................        2,316,750
     Deferred tax assets .....................................          819,300
     Deposits and other assets ...............................          338,739
                                                                   ------------
                  Total Other Assets .........................        3,689,002
                                                                   ------------
                  TOTAL ASSETS ...............................     $ 19,160,419
                                                                   ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES
     Note payable ............................................     $  1,400,000
     Current maturities of long term debt ....................           61,664
     Accounts payable ........................................        3,019,804
     Accrued expenses and other current liabilities ..........          243,763
     State income taxes payable ..............................           11,011
                                                                   ------------
                  Total Current Liabilities ..................     $  4,736,242

  LONG TERM LIABILITIES
    Long term debt, net of current maturities ................          144,091
    Due to shareholders ......................................        1,300,000
                  Total Long Term Debt .......................        1,444,091
                                                                   ------------
                  Total Liabilities ..........................        6,180,333

                     DHB CAPITAL GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1996
                                  (continued)


   COMMITMENTS AND CONTINGENCIES

   STOCKHOLDERS' EQUITY
   Common stock ..............................................           23,146
   Additional paid-in capital ................................       17,956,030
   Common stock subscription receivable ......................         (227,500)
   Retained earnings (Deficit) ...............................       (4,771,590)
                                                                   ------------
                           Total Stockholders' Equity ........       12,980,086
                                                                   ------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ................     $ 19,160,419
                                                                   ============

                    See accompanying notes to financial statements.

                                     DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                         FOR THE YEARS ENDED DECEMBER 31,

                                                                    1996              1995
                                                               ------------      ------------
Net sales ................................................     $ 23,378,698      $ 14,494,094

Cost of sales ............................................       19,027,741         9,088,617
                                                               ------------      ------------

      Gross Profit .......................................        4,350,957         5,405,477

 Selling, general and administrative expenses ............        8,668,950         5,140,399
                                                               ------------      ------------

      Income(Loss) before other income (expense) .........       (4,317,993)          265,078
                                                               ------------      ------------

Other Income (Expense)
      Interest expense, net of interest income ...........         (327,347)         (303,615)
      Dividend income ....................................           24,350             1,710
      Payment to rescind restrictive covenant ............             --            (250,000)
      Write-down of net assets in Subsidiaries ...........         (529,578)             --
      Loss on holding of equity investments ..............       (1,000,000)             --
      Realized gain on marketable securities .............          381,337           675,743
      Unrealized gain on marketable securities ...........           69,168           347,481
                                                               ------------      ------------

               Total Other Income (Expenses) .............       (1,382,070)          471,319
                                                               ------------      ------------

      Income (loss) before income tax (benefit) ..........       (5,700,063)          736,397

      Income taxes (benefit) .............................         (834,191)          491,922
                                                               ------------      ------------

      Net Income (loss) ..................................     $ (4,865,872)     $    244,475
                                                               ============      ============
      Earnings (loss) per common share

               Primary ...................................     ($      0.20)     $       0.01
                                                               ============      ============
               Fully Diluted .............................     ($      0.20)     $       0.01
                                                               ============      ============

      Weighted average number of common share outstanding:
               Primary ...................................       24,879,521        21,167,754
                                                               ============      ============
               Fully Diluted .............................       24,879,521        21,689,754
                                                               ============      ============

                        See accompanying notes to financial statements.

                                       DHB CAPITAL GROUP INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                    FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                      Number of                           Number of
                                                      Preferred          Par              Common             Par
                                                        shares           Value            shares            Value
                                                        ------           -----            ------            -----
Balance- December 31, 1994 ...................           64,062      $        641        11,498,202     $     11,498
Net income for the year ended
  December 31, 1995...........................             --                --                --               --
Sale of common stock..........................             --                --           1,955,000            1,955
Conversion of preferred stock into
  common stock ...............................          (42,187)             (422)           84,374               84
Exercise of stock warrants ...................             --                --             303,750              304
Restatement - 50% Common Stock Dividend ......             --                --           6,920,665            6,921
                                                   ------------      ------------      ------------     ------------
      Balance- December 31, 1995 .............           21,875      $        219        20,761,991     $     20,762


Net income for the year ended
  December 31, 1996...........................             --                --                --               --
Issuance of stock to purchase subsidiary......             --                --             180,000              180
Stock issued to buy out subsidiary lease......             --                --               6,000                6
Sale of common stock..........................             --                             1,345,000            1,345
Conversion of preferred stock into
   Common stock ..............................          (21,875)             (219)           43,750               44
Common stock - 50% dividend...................             --                --             717,833              718
Preferred Dividend-common stock- .............             --                --               7,934                8
Fee for services regarding the stock dividend.             --                --              (5,000)             --
Stock issued for services- ...................             --                --              83,500               83
                                                   ------------      ------------      ------------     ------------
         Balance - December 31, 1996..........                0      $          0        23,146,008           23,146
                                                   ============      ============      ============     ============


                                                        Additional      Common Stock
                                                         Paid-in         Subscription        Retained
                                                         Capital          Receivable         Earnings            Total
                                                         -------          ----------         --------            -----

Balance- December 31, 1994 ...................        $  7,310,391              --        $   (142,537)        7,179,993
Net income for the year ended
  December 31, 1995...........................                --                --             244,475           244,475
Sale of common stock..........................           3,863,045          (437,500)             --           3,427,500
Conversion of preferred stock into
  common stock ...............................                 338              --                --                --
Exercise of stock warrants ...................             949,696                                               950,000
Restatement - 50% Common Stock Dividend ......                --                --              (6,921)             --
                                                      ------------      ------------      ------------      ------------
      Balance- December 31, 1995 .............        $ 12,123,470      ($   437,500)     $     95,017      $ 11,801,968


Net income for the year ended
  December 31, 1996...........................                --                --        ($ 4,865,872)     ($ 4,865,872)
Issuance of stock to purchase subsidiary......             578,820              --                --             579,000
Stock issued to buy out subsidiary lease......              79,994              --                --              80,000
Sale of common stock..........................           4,806,154           210,000              --           5,017,499
Conversion of preferred stock into
   Common stock ..............................                 175              --                --                --
Common stock - 50% dividend...................                --                --                (718)             --
Preferred Dividend-common stock...............              (5,000)             --                --              (5,000)
Fee for services regarding the stock dividend-
Stock issued for services.....................             372,147              --                --             372,500
                                                      ------------      ------------      ------------      ------------
         Balance - December 31, 1996..........        $ 17,956,030       $  (227,500)     $ (4,771,590)     $ 12,980,095
                                                      ============      ============      ============      ============

                                   See accompanying notes to financial statements.

                           DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED DECEMBER 31,

                                                                     1996             1995
                                                                 -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (loss) .......................................     $(4,865,872)     $   244,475
                                                                 -----------      -----------

   Adjustments  to  reconcile  net  income  to net
      cash  provided  by  operating activities:
          Depreciation and amortization ....................         343,564          254,956
          Reserve for accounts receivable ..................         233,320             --
          Reserve for inventory ............................         700,000             --
          Valuation of non-marketable securities ...........       1,000,000             --
          Write-down of net assets of subsidiaries .........         529,578             --
               Stock issued for services ...................         452,500             --
          Deferred income taxes ............................        (843,000)         440,000
   Changes in assets and liabilities (Increase) Decrease in:
         Accounts receivable ...............................          86,716       (1,276,870)
         Marketable securities .............................         487,829          127,431
         Inventories .......................................        (134,006)      (3,093,118)
         Prepaid expenses and other current assets .........         (46,708)         148,538
         Deposits and other assets .........................        (177,918)         (76,962)
   Increase (decrease) in:
         Accounts payable ..................................         172,114        2,336,854
         Accrued expenses and other current liabilities ....         (57,304)          34,854
         State income taxes payable ........................         (39,772)          22,282
                                                                 -----------      -----------
   Total Adjustments .......................................       2,706,913       (1,082,035)
                                                                 -----------      -----------

Net cash used by operating activities ......................      (2,158,959)        (837,560)
                                                                 -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Payments for purchase of assets of subsidiary,
    net of cash acquired ...................................            --         (2,000,000)
   Payments to acquire non-marketable securities ...........            --           (575,000)
   Payments made for property and equipment ................      (1,123,739)      (1,632,980)
   Payments of capitalized acquisition cost ................            --            (14,277)
                                                                 -----------      -----------

Net Cash provided (used) by investing activities ...........      (1,123,739)      (4,222,257)
                                                                 -----------      -----------

                           DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED DECEMBER 31,
                                         (continued)

                                                                     1996             1995
                                                                 -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Repayments of note payable- bank ........................      (1,150,000)            --
   Proceeds from issuance of long-term debt ................         243,573             --
   Proceeds(Repayments) of due to shareholder ..............        (590,000)         750,000
   Principal payments on long-term debt ....................         (37,818)            --
   Dividends Paid ..........................................          (7,656)            --
   Net proceeds from sale of common stock ..................       5,599,146        4,377,500
                                                                 -----------      -----------

Net cash provided (used) by financing activities ...........       4,057,245        5,127,500
                                                                 -----------      -----------

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS ............         774,547           67,683

CASH AND CASH EQUIVALENTS - BEGINNING ......................         475,108          407,425
                                                                 -----------      -----------

CASH AND CASH EQUIVALENTS - END ............................     $ 1,249,655      $   475,108
                                                                 ===========      ===========


                        See accompanying notes to financial statements

                           DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                        NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION/REPORTING ENTITIES

The  consolidated   financial   statements  of  DHB  Capital  Group,   Inc.  and
Subsidiaries (the "Company") include the following entities:

DHB Capital Group, Inc.
DHB Capital Group Inc. ("DHB") was incorporated on October 22, 1992 under the laws of the State of New York. DHB was organized to seek, acquire and finance, as appropriate, one or more operating companies. On February 15, 1995, the holders of the common stock approved a re-incorporation of DHB as a Delaware corporation, through a merger with a newly formed Delaware corporation.

DHB Armor Group, Inc.
On August 8, 1995, the Company formed a new Delaware Corporation which is a wholly-owned subsidiary of the Company. The subsidiary, DHB Armor Group, Inc., ("Armor"), now wholly owns PACA and Point Blank Body Armor, Inc., ("Point Blank").

   Protective Apparel Corporation of America
   Protective Apparel Corporation of America ("PACA") was organized in 1975 and is engaged in the development, manufacture and distribution of bullet and projectile resistant garments, including bullet resistant vests, fragmentation vests, bomb projectile blankets and tactical load bearing vests. In addition, PACA distributes other ballistic protection devices including helmets and shields. PACA is dependent upon a few suppliers for the raw materials utilized to manufacture its products.

   Point Blank Body Armor, Inc.
   In August 1995, the Company, through a wholly-owned subsidiary known as USA Fitness & Protection Corp, a Delaware Corporation, acquired from a trustee in bankruptcy certain assets of Point Blank Body Armor, L.P. and an affiliated company ("Old Point Blank"), for a cash payment of $2,000,000, free of all liabilities. Prior to the filing of the petition in bankruptcy, Old Point Blank had been a leading U.S. manufacturer of bullet-resistant garments and related accessories. After acquiring the Old Point Blank, USA Fitness & Protection Corp., amended its articles of incorporation to change their name to Point Blank Body Armor, Inc. ("Point Blank").

NDL Products, Inc.
On December 20, 1994, the Company through a newly organized, wholly-owned subsidiary, DHB Acquisition, Inc., ("Acquisition") purchased certain assets from a debtor-in-possession, N.D.L. Products, Inc. for $3,080,000. Acquisition did not assume any continuing obligations of the debtor-in-possession, nor did the management of the debtor-in-possession continue. On February 21, 1995, Acquisition changed its corporate name to NDL Products, Inc. NDL manufactures and distributes specialized protective athletic apparel and equipment.

                           DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                        NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


Orthopedic Products, Inc.
On March 22 and March 26, 1996, the Company exchanged a total of 180,000 shares of its registered common stock to acquire 100% of the common stock of OPI, a Florida Corporation engaged in the manufacturing and distribution of orthopedic products to the medical industry. This transaction was accounted for as a purchase, and resulted in an excess purchase price over the fair value of identifiable assets acquired and liabilities assumed which was allocated to goodwill. Fifty thousand of these shares are restricted as follows: 25,000 shares cannot be sold until March 22, 1997 and 25, 000 shares cannot be sold until March 22, 1998.

Intelligent Data Corp.
On April 1, 1994, the Company acquired 4,530,000 common shares (60.4% interest) and 1,100,000 preferred shares of stock in Intelligent Data Corp. ("ID"), in exchange for 425,000 shares of the Company's common stock. ID was engaged in the development of sophisticated telecommunication systems. At the end of 1996, the Company wrote down the net assets of the investment.

DHB Media Group, Inc.
On April 15, 1994, DHB Media Group, Inc. ("Media"), a wholly-owned subsidiary of the Company acquired all of the outstanding common stock of Royal Acquisition Corp. in exchange for 100,000 shares of the Company's common stock, for a purchase price of $300,000. Subsequent negotiations resulted in the reduction of the acquisition cost by $36,550. Royal Acquisition Corp.'s primary assets were a film library. At the end of 1996 the Company wrote down the net assets of the investment.

PRINCIPLES OF CONSOLIDATION

All material intercompany transactions have been eliminated in the consolidated financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include those relating to the valuation of inventories and non-marketable securities, and collectibility of receivables.

REVENUE RECOGNITION

Revenue is recognized on product sales upon shipment to the customer.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company includes cash on deposit, money market funds and amounts held by brokers in cash accounts to be cash equivalents.

                    DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


MARKETABLE/NON-MARKETABLE SECURITIES

Securities which are classified as "trading securities" are recorded in the Company's balance sheet at fair market value, with the resulting unrealized gain or loss recognized as income in the current period. Securities which are classified as "available for sale" are also reported at fair market value, however, the unrealized gain or loss on these securities is listed as a separate component of shareholder's equity.

Non-marketable securities, such as investments in privately-held companies are carried at historical cost, if necessary, reduced by a valuation allowance to net realizable value.

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment is stated at cost. Major expenditures for property and those which substantially increase useful lives are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Depreciation is provided by both straight-line and accelerated methods over the estimated useful lives of the assets.

INTANGIBLE ASSETS

Goodwill is being amortized on a straight-line basis over ten years. The amount allocated to on-going government contracts is being amortized over the life of the individual contracts, which are typically 1-5 years. Patents are being amortized on a straight-line basis over 17 years. Other intangible assets are being amortized on a straight-line basis over their estimated lives, typically 5-15 years. When the assets are retire or otherwise disposed of, their cost and related accumulated amortization are removed from the accounts and the resulting gains or losses are included in income. Accumulated amortization was $440,424 and $429,297 as of December 31, 1996 and 1995, respectively.

EARNINGS PER SHARE

The computation of earnings per common share is based on the weighted average number of outstanding common shares outstanding during the period. Primary earnings per share and fully diluted earnings per share amounts assume the conversion of the Cumulative Convertible Preferred Stock, and the exercise of the stock warrants.

                    DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

INCOME TAXES

The Company files a consolidated Federal tax return, which includes all of the subsidiaries. Accordingly, Federal income taxes are provided on the taxable income of the consolidated group. State income taxes are provided on a separate company basis, if and when taxable income, after utilizing available carryfoward losses, exceeds certain levels.

DEFERRED INCOME TAXES

Deferred taxes arise principally from net operating losses and capital losses available for carryfoward against future years taxable income, and the recognition of unrealized gains(losses) on marketable securities for financial statement purposes, which are not taxable items for income tax purposes.


2. SUPPLEMENTAL CASH FLOW INFORMATION
                                                         1996             1995
                                                         ----             ----
Cash paid for:
         Interest                                     $535,859         $261,829
         Income taxes                                  $33,301         $ 35,774

Additionally, during, the year ended December 31, 1996 and 1995 the Company had a non-cash financing activity of and $227,000 and $437,500 respectively for a stock subscription receivable.

During the year ended December 31, 1996, the Company had a non-cash investing activity when it issued common stock to acquire all of the outstanding common stock of OPI.


3. MARKETABLE SECURITIES/NON-MARKETABLE SECURITIES

Following is a comparison of the cost and market value of marketable securities included in current assets:
                                                      1996             1995
                                                  -----------        ---------

         Cost                                     $ 1,272,859      $ 1,482,375
             Unrealized gain (loss)                    69,168          347,481
                                                  -----------        ---------
             Market value                         $ 1,342,027      $ 1,829,856
                                                  ===========      ===========

The Company's portfolio value of trading securities has been pledged as collateral for the bank loans (see Note 6). However, the bank has placed no restrictions on the Company's ability to trade freely in their portfolio.

The Company's investments in non-marketable securities is summarized as follows:

                    DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                            1996           1995
                                                         ----------     ----------
 Darwin Molecular Corporation (a)
 (approximately 3.9% interest) .....................     $1,000,000     $1,000,000

Zydacron, Inc. .....................................
(approximately 3.1% interest) ......................        941,750        941,750

Pinnacle Diagnostics, Inc. (b)
(approximately 16.7% interest) .....................           --          500,000

FED Corporation
(approximately 2.9% interest) ......................        375,000        375,000

Solid Manufacturing Co. - 10% convertible debentures
(approximately 9.5% interest, if converted) (c) ....           --          500,000
                                                         ----------     ----------
         Totals ....................................     $2,316,750     $3,316,750
                                                         ==========     ==========

         (a)   On December 18th, 1996  Chiroscience  Group plc,  acquired Darwin
               Molecular   Corp.   The  Company   received   394,000  shares  of
               Chiroscience,  a publicly traded company  located in England,  in exchange for its Darwin shares. These shares are restricted until
               June 1997.

         (b) The Company recorded a valuation allowance for the entire investment in Pinnacle as a result of the insolvency of the company.

         (c)   The Company  recorded  wrote off the entire  investment  in Solid
               Mfg. as a result of Solid filing for Bankruptcy.

All of these investments are included under the caption "Investment in non-marketable securities" on the balance sheet.

4. INVENTORIES

Inventories are summarized as follows:              1996                 1995
                                                -----------          -----------
Finished products .....................         $ 3,128,256          $ 3,844,506
Work-in process .......................             997,308            1,209,849
Raw materials and supplies ............           3,854,641            2,801,844
                                                -----------          -----------
                                                  7,990,205            7,856,199
Valuation Allowance ...................            (700,000)                --
                                                -----------          -----------

         Total ........................         $ 7,290,205          $ 7,856,199
                                                ===========          ===========

                    DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


5. PROPERTY AND EQUIPMENT

Major classes of property and equipment consist of the following:

                                         Estimated useful
                                           life-years
                                           ----------
Land                                           -                     $   47,500
Building                                       39                       427,500
Machinery and equipment                       5-10                    1,022,985
Furniture and fixtures                        5-7                       273,451
Computer equipment                            5-7                        69,647
Transportation equipment                      3-5                       144,361
Leasehold improvements                        5-31.5                    372,240
                                                                      ---------
                                                                      2,357,684
Less: accumulated depreciation
and amortization                                                        522,907
                                                                     ----------
Net property and equipment                                           $1,834,777
                                                                     ==========

6. NOTES PAYABLE- FINANCIAL INSTITUTIONS

At December 31, 1996, The Company had a term loan of $1,400,000 from the Bank of New York which matures in April 1997, bearing interest at 6.3125% per year. There is no assurance that the Company will be able to roll over such loans as they become due. The Company expects to renew this loan, at prevailing interest rates, when it becomes due. This loans is secured by substantially all of the Company's marketable securities portfolio value, and certain personal investments of the majority shareholder. Both of these loans require monthly payments of interest only.

7. LONG TERM DEBT

         Long term debt consist of:

         9.71% note payable,  due in monthly  installments of $1,876,  including interest, with a final payment due June 1999.
         Equipment with an original cost of $89,943 is pledged as collateral.                   $ 49,757

         9.0%, note payable, due in monthly principal only installments of $3,600 per
         month, with interest accruing and final payment due September 2001.                     155,998
                                                                                                --------
                                                                                                 205,755
         Less current maturities                                                                  61,664
                                                                                                --------
         Long term debt                                                                          $144,091
                                                                                                 ========

                    DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

As of December 31, 1996, the annual maturities of long-term debt outstanding for the next five years as follows:
                                        1997                    60,285
                                        1998                    57,281
                                        1999                    44,989
                                        2000                    43,200
                                                              --------
                                          Total               $205,755
                                                              ========

8. DUE TO SHAREHOLDER

The amount due to shareholder represent notes payable which bear interest at 12%, payable November 1998.


9. RELATED PARTY TRANSACTIONS

DHB:
DHB leased its office location from a relative of the former president of DHB. Included in DHB's statement of income (loss) for the years ended December 31, 1995 is $16,514 of rent paid or accrued under this lease, respectively (see note
10). Effective January 1996, the Company vacated the premises and purchased a building for use as the corporate headquarters.

PACA:
PACA leases its location (see note 10) from the President of PACA. Included in the statement of income (loss) for the years ended December 31, 1996 and 1995 is $48,000 of rent paid under this lease for each period.

NDL and POINT BLANK and OPI:
NDL Products, Inc., Point Blank Body Armor Inc and Orthopedic Products, Inc. lease their facilities from a partnership indirectly owned by relatives of the majority shareholder of DHB (note 11). Included in the statement of income
(loss) for the year ended December 31, 1996 and 1995 is $480,000 and $300,000, respectively, of rent paid or accrued under the lease.

ID:
ID leased its office location from a relative of the former President of DHB. Included in DHB's statement of income (loss) for the year ended December 31, 1995 is $5,511 of rent paid or accrued under this lease, respectively (see note
10). The premises were vacated in April, 1995.


10. COMMITMENTS AND CONTINGENCIES

LEASES

PACA:
PACA is obligated under a lease for its manufacturing facility with a related party (note 9). This lease expires October 31, 1997, and provides for minimum annual rentals of $43,200, plus increases based on real estate taxes and operating costs.

                    DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NDL Products, Inc., Point Blank Body Armor, Inc. and Orthopedic Products, Inc. NDL Products, Inc., Point Blank Body Armor, Inc. and Orthopedic Products Inc., are obligated under a lease for its facilities with a related party (note 9). The lease commenced January 1, 1995 and expires December, 1999. The lease provides for minimum annual rentals of $300,000 for the initial year and then $480,000 the following year with scheduled increases of 4% per year thereafter, plus real estate taxes, operating costs and capital expenditures.

The following is a schedule by year of future minimum lease obligations under noncancellable leases as of December 31,1996.

                                    1997                         $   542,400
                                    1998                             562,368
                                    1999                             583,135
                                                                 ------------
                           Total minimum obligation              $ 1,687,903
                                                                 ===========

Total rental expense under cancelable and noncancelable operating leases was $615,859 and $420,269 for the years ended December 31, 1996 and 1995, respectively. OPI was located at different premise when the Company purchased OPI. Included in the rental expense above is the value the Company's common stock issued in lieu of a cash payment of $80,000 to buyout the remaining portion of OPI's lease at their previous location.


EMPLOYMENT AGREEMENT

Mr. Brooks, the CEO and Chairman of the Board of DHB Capital Group Inc. is employed pursuant to five year employment agreement which was entered into April 1, 1996. Pursuant to the agreement Mr. Brooks receives an annual salary of $250,000 through April 1997 with annual increases of $25,000. The terms of Mr. Brooks's contract provide for 750,000 warrants per year exercisable at $2.33 for five years. In addition, Mr. Brooks receives an annual bonus of ten percent of the net profit. As the Company has businesses in Florida and requires Mr. Brooks to spend considerable time there, this contract includes provisions for certain of his Florida living expenses. Subsequent to the execution of this employment agreement, Mr. Brooks voluntarily relinquished his right to the provision regarding an annual bonus of 10%.

         Concurrent with the purchase of PACA, the President of PACA was given a five year employment agreement. This agreement calls for annual salaries ranging from $115,000 in 1993 to $155,000 in 1997, plus certain fringe benefits. During the year ended December 31, 1995, Joseph Giaquinto, an officer of NDL, was given a three year employment contract. This agreement calls for an annual base salaries of $100,000. In March 1997, Michael C. Bell, President of NDL and OPI, was given a three year employment contract with an annual base salary of $100,000, plus certain fringe benefits.

                    DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


LITIGATION

In August 1996, the Company commenced a lawsuit against the former shareholders of OPI for breach of their employment contracts, negligent misrepresentation and injunctive relief seeking to enforce a covenant not to compete. The legal counsel handling the case for the Company have advised that it is too early to reliably predict the outcome of the case.

In June 1996, the Company commenced a lawsuit against the former president of NDL for breach of his employment agreement. On December 13, 1996 the defendant filed a counterclaim against the Company asserting Breach of Contract. The legal counsel handling the case for the Company have advised that it is too early to reliably predict the outcome of the case.

The Company is party to other litigation matters and claims which are normal in the course of operations, and while the results of the litigation and claims cannot be predicted with certainty, management believes, based on advice of counsel, the final outcome of such matters will not have a materially adverse effect on the consolidated financial position.


11. CAPITAL STOCK

                                                                  1996              1995
                                                                  ----              -----
Capital stock is as follows:
DHB:
Class A Preferred stock, 10% convertible, $.01 par value,
1,500,000 shares authorized (see amendment below)

Shares issued and outstanding ...........................             --            21,875
Par Value ...............................................     $       --       $       219

Common stock, $.001 par value,
   100,000,000 shares authorized,
Shares issued and outstanding ...........................       23,146,008      20,761,995
                                                              ============     ===========

Par Value ...............................................     $     23,146     $    20,762
                                                              ============     ===========

Amendment to Certificate of Incorporation:
On December 30, 1996 at a Special Meeting of the Stockholders, an amendment to the Company's Certificate of Incorporation was approved, increasing the number of authorized shares of Common Stock from 25,000,000 shares to 100,000,000 shares. This amendment became effective on December 31, 1996.

                    DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


12. PRIVATE PLACEMENTS

Common Stock:
During April, June, July, and November 1996 the Company sold 1,345,000 shares of common stock in private placements for proceeds of $4,807,500. Out of these proceeds $1,150,000 was used to repay the line of credit and $590,000 was used to repay one of the shareholder loans.

During June, July, and August, 1995 the Company sold 1,955,000 shares of common stock in private placements for proceeds of $3,910,000. Out of these proceeds $45,000 of direct expenses were paid.


13. STOCK WARRANTS

During 1995, various warrants which would have expired in November, 1995 from the Company's original private placement were exercised by certain shareholders. These shareholders were issued 303,750 shares of the Company's common stock for net proceeds of $950,000. All remaining warrants for the original private placement have expired.

In December, 1994, in consideration for monies loaned to the Company, the Board of Directors granted Mrs. Terry Brooks, a related party, stock warrants to purchase 3,750,000 shares of common stock for $1.33 per share for a five year period commencing December 19, 1994. In June, 1993, the board of directors granted stock warrants to certain individuals and organizations with 127,500 warrant still outstanding. The term of these warrants have been extended two years, therefore they expire June 1998.


14. STOCK DIVIDEND


On July 1, 1996, the Board of Directors of the Company declared a 50% Stock Dividend payable July 16, 1996, to shareholders of record as of July 15, 1996. As a result thereof, the number of outstanding shares of the Common stock has been increased by 7,638,498 shares. The weighted average number of shares and earnings per share have been restated to give effect to the 50% stock dividend.

During 1996 year-end, the Board of Directors declared a preferred stock dividend of 7,944 common shares with a market value of $3.77 per share for the years ended December 31, 1995 and 1994. All earnings per share data has been restated giving retroactive effect to the intended stock dividend.


15. INCOME TAXES


Components of income taxes are as follows:

                    DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                       1996              1995
                                                   -----------      -----------
Current:
    Federal ..................................     $         0      $     5,400
    State ....................................           8,809           58,922
    Benefit of net operating loss carryfoward                0          (12,400)
                                                   -----------      -----------
         Total current .......................           8,809           51,922
                                                   -----------      -----------
Deferred:
    Federal ..................................      (1,686,000)         451,500
    State ....................................        (562,000)          60,300
    Less: valuation allowance ................       1,406,000          (71,800)
                                                   -----------      -----------

         Total deferred ......................        (843,000)         440,000
                                                   -----------      -----------

Total income taxes (benefit) .................     $  (834,191)     $   491,922
                                                   ===========      ===========

The composition of the federal and state deferred taxes at December 31, 1996 was arrived at as follows:

                                                       Federal            State
                                                    -----------      -----------
Operating Loss ................................     $ 1,056,000      $   244,000
Allowance for Doubtful Accounts ...............         100,000           21,000
Valuation Allowance - Inventory ...............         231,000           49,000
Valuation Allowance - Non marketable securities         330,000           70,000
Net write down of investment in subsidiaries ..         175,000           37,000
Unrealized gain on Marketable Securities ......         (23,000)          (4,600)
                                                    -----------      -----------
         Subtotal .............................       1,869,000          396,400
Less: Valuation Allowance .....................       1,198,300          247,800
                                                    -----------      -----------
         Net Deferred Taxes ...................     $   670,700      $   148,600
                                                    ===========      ===========

The Valuation Allowance changed from $75,900 at December 31, 1995 to $1,446,100 at December 31, 1996, for a increase of $1,370,200.

At December 31, 1996 the Company has net operating losses for carryfoward against future years' taxable income of approximately $3.2 million for tax purposes, which would expire in 2012. The deferred tax asset of $819,300 on the balance sheet represents the future benefit of the operating loss carryforwards offset by a valuation allowance. The deferred tax assets for the future benefit of the net operating losses carryforward have been partially reduced by a valuation allowance as the Company estimates that its' future taxable earnings will not be sufficient to offset all of the operating losses.

                    DHB CAPITAL GROUP, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

15. SUBSEQUENT EVENTS

As of February 20, 1997, the Company exchanged a total of 666,000 shares of its registered common stock to acquire 100% of the common stock of a privately held Belgian corporation, Zunblindage S.A. Zunblindage is engaged in the manufacture and distribution of bullet resistant equipment, apparel and related products and specializes in sales distribution and marketing in the European theater and Middle East regions. This transaction was accounted for as a purchase. Subsequent to the year-end and the execution of the employment agreement with Mr. Brooks, the CEO and Chairman of the Board of DHB Capital Group Inc. Mr. Brooks voluntarily relinquished his right to the provision in his employment contract for the annual bonus of 10% of net profit.

In March 1997, the Company renewed its' shareholder loan with Mr. Brooks which was payable in April 1997. The new term loan payable in November 1998 bearing interest at 12% per year.

                          DHB CAPITAL GROUP INC. AND SUBSIDIARIES
                          SCHEDULE II TO THE FINANCIAL STATEMENTS
                             VALUATION AND QUALIFYING ACCOUNTS
                                     DECEMBER 31, 1996



                                                   Balance      Additions
                                                      at        charged to       Balance
                                                  beginning     costs and         at end
                                                    of year      expenses         of year
                                                    -------      --------         -------
1996

Allowances deducted from related balance sheet accounts:

Accounts Receivable ........................     $   70,000     $  233,320     $  303,320

Inventories ................................     $        0     $  700,000     $  700,000

Investment in Non-marketable securities ....     $        0     $1,000,000     $1,000,000

Net Write down of Investment in subsidiaries     $        0     $  529,578     $  529,578

                                     PART II
                     Information Not Required in Prospectus

Item 24.  Indemnification of Directors and Officers.

         The certificate of incorporation of DHB Capital Group Inc., a Delaware corporation (the "Company"), Article Tenth, eliminates the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such elimination of personal liability of the director of the Company does not apply to (a) any breach of the director's duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (c) actions prohibited under Section 174 of the Delaware General Corporation Law, i.e., the liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchase or redemption of stock, unlawful distribution of assets of the Company to the shareholders without the prior payment or discharge of the Company's debts or obligations, or unlawful making or guaranteeing of loans to directors), or (d) any transaction from which the director derived an improper personal benefit. Article Ninth of the certificate of incorporation provides for the Company to indemnify its corporate personnel, directors and officers to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time.


Item 25.  Other Expenses  of Issuance and Distribution.

         Item                                                   Amount
         ----                                                   ------

         Securities and Exchange Commission filing fee          $1,315
         Blue Sky fees and expenses                                  0
         Printing and engraving costs                                0
         Legal fees and expenses                                 3,000
         Accounting fees and expenses                                0
         Transfer agent and registrar's fees                         0
         Miscellaneous                                           1,185
                                                                 -----

                  TOTAL                                         $5,500

Item 26. Recent Sales of Unregistered Securities.

         Information responsive to Item 26 is incorporated by reference to Item 26 in the following prior filings with the Commission: Registration Statement No. 33-70678, filed 10/22/93, pages II-6 and II-7; Post-effective Amendment No. 1 of Registration Statement No. 33-70678, filed 10/17/94, page II-1; and Post-effective Amendment No. 2 of Registration Statement No. 33-70678, filed 8/3/95, page II-1.

         In the period from July 1, 1995, through June 30, 1997, the Company sold an aggregate of 3,350,000 shares to 16 investors at an average price of $2.44 per share after giving effect to the 50 % Stock Dividend the Total Proceeds were $8,357,500.* On May 27, 1997, the Company sold an aggregate of 1,775,000 shares of Common Stock to five investors at $2.00 per share for total proceeds of $3,550,000.*

* - The above securities were issued in reliance on the exemption from registration under Section 4(2) as not involving any public offering. Claims of such exemptions are based upon the following: (i) all of the purchasers in such transactions were sophisticated investors with the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in the Company, were able to bear the economic risk of an investment in the Company, had access to or were furnished with the kinds of information that registration under the Act would have provided and acquired securities for their own accounts in transactions not involving any general solicitations or advertising, and not with a view to the distribution thereof, and (ii) a restrictive legend was placed on each certificate evidencing the securities; (iii) each purchaser acknowledged in writing that the knew the securities were not registered under the Act or any State securities laws, and are "RESTRICTED SECURITIES" as that term defined in Rule 144 under the Act, that the securities may not be offered for sale, sold or otherwise transferred within the United States except pursuant to an Effective Registration Statement under the Act and any applicable State securities laws, or pursuant to any exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

Item 27. Exhibits.

         The following table lists all exhibits to the Registration Statement as amended hereby. Substantially all such exhibits are incorporated herein by reference to registration statements, reports, and amendments thereof previously filed by the Registrant, as more fully set forth below. Documents to be filed hereafter, if any, are marked with an asterisk (*).

Exhibit     Description
-------     -----------
2.1      Securities Purchase Agreement dated November 6, 1992, between the Company, E.S.C. Industries, Inc.,
                  The Thunder Group, Inc. and Protective Apparel Corporation of America                             Note 1

3.1      Certificate of Incorporation of DHB Capital Group Inc., a New York corporation (hereinafter, "DHB-
                  New York")                                                                                        Note 1

3.2      Certificate of Amendment to the Certificate of Incorporation of DHB-New York filed November 5,
                  1992                                                                                              Note 1

3.3      Restated and amended Certificate of Incorporation of DHB New York dated February 10, 1993                  Note 1

3.4      By-laws of DHB-New York                                                                                    Note 2

3.5      Certificate of Incorporation of DHB Capital Group Inc., a Delaware corporation (hereinafter, "DHB
                  Delaware"), filed with the Delaware Secretary of State on or about September 1, 1994              Note 2

3.5(a)   Certificate of Amendment to Certificate of Incorporation of DHB Capital Group Inc filed
                  December 31, 1996                                                                                 Note 10

3.6      By-laws of DHB Delaware                                                                                    Note 2

3.7      Plan of merger of DHB-New York into DHB-Delaware                                                           Note 2

3.8      Certificate of Ownership and Merger, Merging DHB-New York into DHB-Delaware, pursuant to
                  Section 253 of the General Corporation Law of the State of Delaware, filed in the Office
                  of the Secretary of State of Delaware on or about April 17, 1995                                  Note 2

4.1      Specimen Common Stock Certificate                                                                          Note 1

4.2      Specimen Class A Preferred Stock Certificate                                                               Note 1

4.3      Form of Warrant Agreement with respect to the Redeemable Warrant together with list of purchasers          Note 1

5.1      Opinion and Consent of Counsel                                                                             Note 12

7.1      Opinion regarding Liquidation Preference                                                                   Note 1

10.1     Employment Agreement dated November 6, 1992 between Protective Apparel Corporation of America
                  and Leonard Rosen                                                                                 Note 1

10.2     Lease dated November 6, 1992, between Protective Apparel Corporation of America and Leonard Rosen
                  in Norris, Tennessee                                                                              Note 1

10.3     Domestic and International Non-Competition Agreement dated March 12, 1990 between the Company and American Body Armor & Equipment, Inc. (the "American Body Armor Non-competition
                  Agreement")                                                                                       Note 1

10.4     GSA Contracts dated January 21, 1991 and March 19, 1992                                                    Note 1

10.5     Indemnification Agreements between certain officers of E.S.C. Industries, Inc., Protective Apparel
                  Corporation of America and the Company regarding Certain Liabilities in Connection with the
                  Acquisition of Protective Apparel Corporation of America                                          Note 1

10.6     Warrant to purchase 2,000,000 shares of common stock of The Thunder Group, Inc.                            Note 1

10.7     Registration Rights Agreement between the Company and the Thunder Group, Inc.                              Note 1

10.8     Loan Agreement dated November 6, 1992, between the Company and E.S.C. Industries, Inc.                     Note 1

10.9     Security Agreement dated November 6, 1992 of TL Fasteners Corp.                                            Note 1

10.10    Promissory Note between the Company and David Brooks dated November 6, 1992                                Note 1

10.11    Loan and Security between the Company and Protective Apparel Corporation of American dated
                  December 7, 1992                                                                                  Note 1

10.12    Chase Manhattan Bank, N.A. ("Chase") Loan dated November 24, 1992                                          Note 1

10.13    Form of Registration Rights Agreement between the Company and participants in the Company's
                  private placement                                                                                 Note 1

10.14    Form of Unit Purchase Option                                                                               Note 1

10.15    Agreement between the Company, Jeffrey Brooks Securities, Inc., Jeffrey Brooks, Paul Kazak and Jason
                  Chang dated September 13, 1993                                                                    Note 3

10.16    Agreement between the Company, Jeffrey Brooks Securities, Inc., Jeffrey Brooks, Paul Kazak and Jason
                  Chang dated September 17, 1993                                                                    Note 3

10.17    Promissory note, general security agreement and related loan documents dated Sptember 15, 1993
                  between the Company, PACA and Chase                                                               Note 4

10.18    Subscription agreement dated March 17, 1994 (the "ID Subscription Agreement"), between the
                  Company and Intelligent Data Corporation, a Nevada corporation ("ID"), regarding the
                  purchase by the Company of shares of the common stock and preferred stock of ED                   Note 5

10.19    Amendment dated March 30, 1994, of the ID Subscription Agreement                                           Note 5

10.20    Shareholders'  agreement dated March 17, 1994, among the Company,  ID, and shareholders  of ID Note 5 10.21  Employment  agreement  dated  March 17,  1994, between ID and Sam Balabon, including written
                   termination thereof                                                                              Note 5

10.22    Bill of sale dated December 20, 1994, made by N.D.L. Products, Inc., a Delaware corporation, and its subsidiaries, N.D.L. International, Inc., Dr. Bonesavers, Inc., Grid, Inc.,
                  Hitman, Inc., and FlexAid, Inc., each being a Florida corporation, to
                  DHB Acquisition, Inc., covering the NDL Assets                                                    Note 6

10.23    Order Determining Successful Bidder, etc., dated December 20, 1994, In Re N.D.L. Products, Debtor, of the United States Bankruptcy Court, Southern District of Florida, Case No. 9421458-BKC-
                  RBR, Chapter 11 (Lead Case), jointly administered with Case Nos. 94-21459 through 94-
                  21463                                                                                             Note 6

10.24    Term loan to the Registrant in the amount of $1,150,000 due September 19, 1995, from The Chase
                  Manhattan Bank, N.A., of New York, New York (the "Secured Lender"), bearing interest at
                  7.2% per year                                                                                     Note 7

10.25    Collateral Agreement [Third Party] dated October 18, 1994, made by Mr. David H. Brooks in favor of
                  the Secured Lender                                                                                Note 7

10.26    Agreement dated August 4, 1995, terminating the American Body Armor Non-Competition Agreement              Note 9

10.27    Bill of sale dated August 3, 1995, made by the Trustee in Bankruptcy of Point Blank Body Armor, L.P.       Note 8

10.28    Order Authorizing Sale at Auction dated July 25, 1995,  In Re Point Blank Body Armor, L.P., Debtor,
                  of the United States Bankruptcy Court, Eastern District of New York, Case Nos. 895-83336-2D
                  and 895-83335-2D                                                                                  Note 8

10.29    1995 Stock Option Plan                                                                                     Note 9

10.30    Stock Purchase Agreement with respect to the outstanding capital stock of Orthopedic Products, Inc.,
                  dated as of March 22, 1996                                                                        Note 11

10.31    Definitive Merger Agreement with The Lehigh Group Inc and Plan of Reorganization                           Note 12

10.32    Employment Agreement with Michael Bell dated March 7, 1997.                                                Note 12

24.1     Consent of Counsel (contained in their opinion, Exhibit 5.1)                                               Note 10

24.2     Consent of Capraro, Centofranchi, Kramer & Co., P.C., independent auditors, included in
                  Part II of the Registration Statement                                                             Note 12


Notes to Exhibit Table:

1. Incorporated by reference to the Company's Registration Statement on Form SB-2, No. 33-59764, which became effective on May 14, 1993.

2. Incorporated by reference to the Company's Definitive Proxy Material filed with the Commission in connection with the Special Meeting in Lieu of Annual Meeting of Shareholders of the Company held on February 15, 1995.

3. Incorporated by reference to the Company's Registration Statement on Form SB-2, No. 33-70678, which became effective on December 29, 1993.

4. Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1993.

5.       Incorporated  by reference  to  Post-Effective  Amendment  No. 1 of the
         Company's two Registration Statements on Form SB-2, Nos. 33-59764 and 33-70678, which became effective on October 17, 1994.

6. Incorporated by reference to the Current Report on Form 8-K dated December 20, 1994.

7. Incorporated by reference to Amendment No. 1 dated March 2, 1995, of the Current Report on Form 8- K dated December 20, 1994.

8. Incorporated by reference to the Current Report on Form 8-K dated August 3, 1995.

9. Incorporated by reference to Registration Statement on Form S-8 filed on or about October 1, 1995.

10.      Filed  with   Post-Effective   Amendment  No.  3  of  the  Registration
         Statement.

11. Incorporated by reference to the Current Report on Form 8-K dated March 22, 1996, including the amendments thereof.

12.      Filed herewith

Item. 28        Undertakings.

         The Company hereby undertakes as follows:

         1. The Company shall file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (a) include any prospectus required by section 10(a)(3) of the Securities Act;

                  (b) reflect in the prospectus any facts or events which individually or together, represent fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement;

                  (c) include any additional or changed material information on the plan of distribution.

         2. The Company shall, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. The Company shall file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  (b) If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                         CONSENT OF INDEPENDENT AUDITORS






         We consent to the reference to our firm, Capraro, Centofranchi, Kramer & Co., P.C., under the caption "Experts," and to the use of our report dated March 21, 1997, on the consolidated balance sheet of DHB Capital Group, Inc. and Subsidiaries, as of December 31, 1996, and the related consolidated statements of income (loss), stockholders' equity (deficit) and cash flows for the years ended December 31, 1996 and 1995, in this Registration Statement on Form SB-2 dated July 10, 1997, and the related Prospectus.




                                  /s/Capraro,  Centofranchi,  Kramer & Co., P.C.
                                  ----------------------------------------------
                                  Capraro,  Centofranchi,  Kramer & Co., P.C.




South Huntington,  New York
July 14, 1997

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing form SB-2 and has authorized this registration statement (No. 33-_____) to be signed on its behalf by the undersigned, thereunto duly authorized, in Old Westbury, New York, on July 10, 1997.

Dated July 10, 1997                              DHB Capital Group Inc.

                                                 /S/ David Brooks
                                                 ----------------
                                                 David Brooks
                                                 Chairman of the Board, CEO, and
                                                 Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment of the registration statement has been signed by the following persons in the capacities and at the dates indicated:

Signature                Capacity                                   Date
---------                --------                                   ----

/S/David H. Brooks      Chairman of the Board                  July 10, 1997
-------------------
David H. Brooks

/S/Mary Kreidell        Treasurer/Director                     July 10, 1997
----------------        Principal Financial Officer
Mary Kreidell

/S/Gary Nadelman        Director                               July 10, 1997
----------------
Gary Nadelman

/S/Morton Cohen         Director                               July 10, 1997
---------------
Morton Cohen